    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2001



                                                      REGISTRATION NO. 333-51960

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                               TRANSGENOMIC, INC.

             (Exact name of Registrant as specified in its charter)

        DELAWARE                      3826                  91-1789357
(State of incorporation)  (Primary standard industrial     (IRS employer
                          classification code number)   identification no.)

                               12325 EMMET STREET
                             OMAHA, NEBRASKA 68164
                                 (402) 452-5400

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               COLLIN J. D'SILVA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               12325 EMMET STREET
                             OMAHA, NEBRASKA 68164
                                 (402) 452-5400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                Please address a copy of all communications to:

                              STEVEN P. AMEN, ESQ.
                                 KUTAK ROCK LLP
                               1650 FARNAM STREET
                             OMAHA, NEBRASKA 68102
                                 (402) 346-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
January 15, 2001

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND NO ONE IS SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS DATED JANUARY 10, 2001



                                3,195,047 SHARES


                                     [LOGO]

                                  COMMON STOCK


    The holders of 3,195,047 shares of our common stock may sell some or all of these shares under this prospectus. These stockholders may sell shares at the then prevailing market price for our common stock at the time of the sale, or at other prices. We will not receive any of the proceeds from the sale of these shares by these stockholders.


    In July 2000, we sold 5,152,000 shares of our common stock in our initial public offering. The underwriters of our initial public offering are not underwriting any of the shares being sold by the selling stockholders. Prior to our initial public offering, there was no public market for our common stock.

                            ------------------------

    Our common stock is listed on the Nasdaq National Market under the symbol TBIO.

                            ------------------------

    The selling stockholders are offering the common stock as described under "Plan of Distribution."

                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

January 15, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      7
Forward-Looking Statements..................................     15
Price Range of Common Stock and Dividend Policy.............     15
Selected Financial Data.....................................     16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     17
Business....................................................     24
Management..................................................     37
Principal Stockholders......................................     43
Related Party Transactions..................................     47
Description of Capital Stock................................     48
Shares Eligible for Future Sale.............................     51
Plan of Distribution........................................     52
Legal Matters...............................................     53
Experts.....................................................     53
Where You Can Find More Information.........................     54
Index to Financial Statements...............................    F-1

    THIS PROSPECTUS CONTAINS REFERENCES TO OUR REGISTERED TRADEMARKS WAVE-REGISTERED TRADEMARK- AND DNASEP-REGISTERED TRADEMARK-. WAVEMAKER-TM-, WAVE OPTIMIZED-TM- AND THE TRANSGENOMIC NAME AND THE TRANSGENOMIC LOGO ARE OUR TRADEMARKS FOR WHICH REGISTRATION APPLICATIONS HAVE BEEN FILED WITH THE UNITED STATES PATENT AND TRADEMARK OFFICE. ALL OTHER TRADEMARKS OR TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

    THE SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS BEGINNING ON PAGE F-1, BEFORE MAKING AN INVESTMENT DECISION.

                                  TRANSGENOMIC

OUR BUSINESS

    We provide innovative research tools to the genomics segment of the life sciences industry. These tools enable researchers to discover and understand variations in the human genetic code, or genome. Understanding the role of variations in the human genetic code may lead to the development of new drugs and diagnostic techniques. We believe our WAVE System, which incorporates our proprietary DNASep separation column and associated software, chemical reagents and other consumable items, will become a leading tool to analyze genetic mutations. The WAVE System allows researchers to analyze both known and unknown genetic mutations faster, with more accuracy and at a lower cost than other commercially available techniques.

    As efforts to sequence the human genome near completion, understanding variations in the genetic sequence, or mutation analysis, is becoming the vital link to the development of new drug products and diagnostics. By comparing genetic mutations in the genome to the occurrence of diseases or particular traits, correlations can be made between genes and specific diseases or traits. Our WAVE System, unlike tools employing more conventional technologies, can detect these genetic mutations without previous knowledge of their existence or position. As a result, the WAVE System provides researchers a more accurate and efficient means of performing the experiments necessary to identify mutations and to correlate the relationships between mutations and diseases.

OUR TECHNOLOGY AND PRODUCTS

    Our WAVE System is designed to perform high-speed, automated analyses of DNA molecules to identify the type, location and frequency of DNA mutations, with a high degree of accuracy and consistency. The WAVE System is based on our proprietary micro-bead technology. Our patented micro-beads are packed into our proprietary DNASep separation column, which is the key component of our WAVE System. Each micro-bead has specific surface chemistry that interacts with DNA molecules. The DNA molecules are then selectively separated from the micro-beads with a mixture of our liquid reagents. This process is automated by our proprietary WAVEMaker Software for analysis and interpretation.

RESEARCH AND DEVELOPMENT

    We maintain an active research and development program. Our research and development work is focused on making improvements to the WAVE System that are needed to adapt it to commercial applications such as diagnostics research and drug development.

CUSTOMERS


    Since the product launch in August 1997, we have sold over 450 WAVE Systems in 20 countries to core laboratory facilities, academic research centers, medical institutions and biopharmaceutical companies. Customers that have purchased at least one WAVE System include Harvard University, Stanford University, Baylor College of Medicine, University of Chicago, Fred Hutchison Cancer Research Facility, Mayo Clinic, National Cancer Institute, National Institutes of Health, Institut Curie,

University of Cambridge, Wellcome Trust-Oxford University, Institut Gustave Roussy, SmithKline Beecham, Bristol-Meyers Squibb, Millennium Pharmaceuticals, Merck & Company, Novartis and Eli Lilly and Company.

OUR STRATEGY

    We intend to be the leading provider of technology platforms which enable life sciences researchers to discover and understand variations in the human genome, in order to accelerate and improve drug development and diagnostics. Key elements of this strategy include:

    - FOCUS ON THE GENETIC VARIATION DISCOVERY MARKET;

    - ESTABLISH THE WAVE SYSTEM AS THE INDUSTRY STANDARD;

    - INCREASE CONSUMABLE SALES;

    - PENETRATE NEW MARKETS; AND

    - BUILD A SUBSTANTIAL INTELLECTUAL PROPERTY ESTATE.

RECENT DEVELOPMENTS

    We were incorporated in Delaware on March 6, 1997 to develop, manufacture and market our DNA separation and analysis products in addition to continuing to manufacture and sell the non-life sciences instrumentation products that were being manufactured and sold by our predecessor company, CETAC Holding Company, Inc. and its subsidiaries, CETAC Technologies, Inc., Sarasep, Inc. and Interaction Chromatography, Inc. On July 1, 1997, we merged CETAC Holding Company, Inc. and its subsidiaries into Transgenomic.

    We have since decided to focus our resources on our life sciences products and recently sold the assets related to our non-life sciences instrument product line. See "Related Party Transactions."

    On July 21, 2000, we completed the initial public offering of our common stock. We sold 5,152,000 shares at a price of $15.00 per share in our initial public offering. In addition, we issued 300,000 shares of our common stock at $5.00 per share to the holder of a warrant on the same date. On August 15, 2000, we converted $12 million of our convertible notes, plus accrued interest, into 2,750,906 shares of our common stock.

    Our principal office is located at 12325 Emmet Street, Omaha, Nebraska 68164 (telephone: 402-452-5400). We maintain manufacturing facilities and our principal research and development office in San Jose, California (telephone:
408-432-3230). Our website is located at http://www.transgenomic.com. The information contained in our website is not part of this prospectus, and you should rely only on the information contained in this prospectus in deciding whether to invest in our common stock.

                   SHARES TO BE SOLD BY SELLING STOCKHOLDERS


Common Stock offered by Selling Stockholders................   3,195,047 shares

Common Stock outstanding....................................  21,205,566 shares


                          ----------------------------


The number of shares outstanding does not include (i) 106,754 shares that will be issued upon the exercise of outstanding warrants, (ii) 261,904 shares of stock held in treasury and (iii) shares that we could issue under our employee stock option plan. As of the date of this prospectus, we have outstanding options to purchase 4,034,881 shares of common stock at exercise prices ranging from $5.00 to $13.00 per share. We may issue options to acquire up to 1,774,150 additional shares of our common stock under this plan.


                          ----------------------------

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

    The summary consolidated historical financial data for our 1997, 1998 and 1999 fiscal years and for the nine months ended September 30, 1999 and 2000 is derived from our consolidated financial statements for these periods. The unaudited statements of operations data for the nine months ended September 30, 2000, may not be indicative of the results of operations for a full year. You should read this summary data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and notes thereto and the unaudited pro forma financial information and notes thereto, included elsewhere in this prospectus.

                                                                                   NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                 --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Net sales....................................  $11,577    $18,935    $23,035    $16,903    $18,786
  Gross profit.................................    5,241      9,345     10,945      7,863      9,384
  Operating expenses...........................    8,459     11,320     17,829     12,671     16,804
  Loss from operations.........................   (3,218)    (1,975)    (6,884)    (4,808)    (7,420)
  Net loss.....................................  $(2,410)   $(1,576)   $(9,827)   $(7,428)   $(8,289)
                                                 =======    =======    =======    =======    =======
  Basic and diluted loss per share.............  $ (0.22)   $ (0.13)   $ (0.76)   $ (0.57)   $ (0.55)
                                                 =======    =======    =======    =======    =======
  Basic and diluted weighted average shares
    outstanding................................   11,145     12,279     13,000     13,000     15,022
                                                 =======    =======    =======    =======    =======

                                                                                        AS OF
                                                              AS OF DECEMBER 31,    SEPTEMBER 30,
                                                              -------------------   --------------
                                                                1998       1999          2000
                                                              --------   --------   --------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets..............................................  $14,736    $19,964        $83,461
  Long-term debt, less current portion......................      695     12,538             --
  Stockholders' equity (deficit)............................    6,649     (2,099)        76,593

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

    The following summary unaudited pro forma statements of operations data for the nine months ended September 30, 2000 and the year ended December 31, 1999 reflects the sale of assets related to our non-life sciences instrument product line on May 19, 2000 as if the sale had occurred on January 1, 1999.

    The unaudited pro forma financial data are intended for informational purposes only and are not intended to be indicative of our results of operations had this transaction occurred on the date specified, nor are they indicative of our future results of operations. You should read this summary along with our consolidated financial statements and notes thereto, our unaudited pro forma financial information and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                        NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                    ---------------------------------------------
                                                                   ADJUSTMENTS FOR
                                                                       SALE OF
                                                                      NON-LIFE
                                                                      SCIENCES
                                                    TRANSGENOMIC     INSTRUMENT      TRANSGENOMIC
                                                    (HISTORICAL)    PRODUCT LINE      PRO FORMA
                                                    ------------   ---------------   ------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.........................................    $18,786           $2,171         $16,615
Gross profit......................................      9,384              738           8,646
Operating expenses................................     16,804            1,408          15,396
Loss from operations..............................     (7,420)            (670)         (6,750)
Other expense.....................................       (869)              --            (869)
Loss before income taxes..........................     (8,289)            (670)         (7,619)
Net loss..........................................    $(8,289)          $ (670)        $(7,619)
                                                      =======           ======         =======
Basic and diluted loss per
  share...........................................    $ (0.55)                         $ (0.51)
                                                      =======                          =======
Basic and diluted weighted average shares
  outstanding.....................................     15,022                           15,022
                                                      =======                          =======

                                                            YEAR ENDED DECEMBER 31, 1999
                                                    ---------------------------------------------
                                                                   ADJUSTMENTS FOR
                                                                       SALE OF
                                                                      NON-LIFE
                                                                      SCIENCES
                                                    TRANSGENOMIC     INSTRUMENT      TRANSGENOMIC
                                                    (HISTORICAL)    PRODUCT LINE      PRO FORMA
                                                    ------------   ---------------   ------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.........................................    $23,035           $8,794         $ 14,241
Gross profit......................................     10,945            3,869            7,076
Operating expenses................................     17,829            3,576           14,253
(Loss) income from operations.....................     (6,884)             293           (7,177)
Other expense.....................................     (1,198)              --           (1,198)
(Loss) income before income taxes.................     (8,082)             293           (8,375)
Net (loss) income.................................    $(9,827)          $  293         $(10,120)
                                                      =======           ======         ========
Basic and diluted loss per
  share...........................................    $ (0.76)                         $  (0.78)
                                                      =======                          ========
Basic and diluted weighted average shares
  outstanding.....................................     13,000                            13,000
                                                      =======                          ========

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY AS A COMPANY FOCUSED ON LIFE SCIENCES TECHNOLOGIES AND APPLICATIONS SUBJECTS US TO RISKS INHERENT IN THE DEVELOPMENT OF A NEW BUSINESS ENTERPRISE AND TO THE RISK THAT WE MAY NOT ACHIEVE PROFITABILITY.

    We have a limited operating history as a company focused on life sciences technologies and applications and are at a relatively early stage of development in this business. Our future financial performance will depend on the growth in demand for automated DNA separation and analysis enabling technologies. The genomics market is new and emerging, is rapidly evolving, is characterized by an increasing number of market entrants, and will be subject to frequent and continuing changes in standards, customers' preferences and technology. As a result, our business is subject to all of the risks inherent in the development of a new business enterprise, such as the need:

    - to develop a market for our products;

    - to obtain enough capital to support the expenses of developing and commercializing our products; and

    - to attract and retain qualified management, sales, technical and scientific staffs.

    We expect that it will be a number of years, if ever, before we will achieve profitability from the sale of our products. Our future operating results will depend on a number of factors, including the market acceptance of our products, the introduction of new products by our competitors, our ability to adapt our technology to the commercial needs of our customers and to developments in the genomics industry, and the timing and extent of our research and development efforts. Our limited operating history in the life sciences industry makes accurate prediction of future operations difficult. If our operating results fail to meet the expectations of securities analysts or investors, our stock price could decline.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE.

    We experienced losses from operations of $8.3 million during the nine months ended September 30, 2000, $6.9 million in fiscal 1999, $2.0 million in fiscal 1998 and $3.2 million in fiscal 1997. These losses were mostly due to research and development expenses and sales and marketing expenses related to the development and marketing of our WAVE System. In order to continue to enhance our WAVE System and related products, develop new products, increase the pace of installations and expand our marketing, sales and customer support service staffs, we expect to incur significant increases in our expenses over the next several years. As a result, we could continue to incur losses for the forseeable future and may never be profitable.

OUR TECHNOLOGY AND PRODUCTS ARE RELATIVELY NEW AND MAY NOT GAIN MARKET ACCEPTANCE AMONG GENOMICS RESEARCHERS.

    Our WAVE System and other automated DNA separation and analysis products are relatively new products. Market acceptance of our products is dependent upon factors, some of which are not in our control, such as continued growth in the genomics industry, the availability and price of competing products and technologies, the success of our sales efforts, and the acceptance of our product by the academic and research community, such as biologists, geneticists and biochemists, who are more familiar with the existing, traditional methods of DNA separation and analysis. Our products must compete against well-established techniques, such as gel and capillary electrophoresis and sequencing-based technologies. We cannot be certain that our products will replace or compete successfully against existing products or that our products will achieve market acceptance. If our products do not achieve market acceptance, we may not achieve profitability.

WE WILL NEED TO REFINE OUR WAVE SYSTEM TO ALLOW IT TO MEET THE REQUIREMENTS OF COMMERCIAL USERS.

    Our WAVE System is relatively new and has been developed primarily for basic genomics research applications. The WAVE System will require significant enhancements to its capacity and software in order for it to be adapted to commercial applications such as diagnostic research and drug development. The adaptation of the current WAVE System for these commercial applications will require additional research and development work that may be expensive and time-consuming. We cannot assure you that we will be able to make the necessary improvements to the WAVE System for use in commercial applications. If we are unable to complete the further development of the WAVE System we may not be able to successfully market it for commercial applications and this will limit our future revenues.

IF ETHICAL AND OTHER CONCERNS SURROUNDING THE USE OF GENETIC INFORMATION BECOME WIDESPREAD, WE MAY HAVE LESS DEMAND FOR OUR PRODUCTS.

    Genetic testing has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to disease, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for our products, which could limit our future revenues.

WE HAVE A LIMITED SALES FORCE AND LIMITED EXPERIENCE WITH DIRECT MARKETING OF OUR PRODUCTS WHICH COULD LIMIT OUR ABILITY TO EFFECTIVELY PENETRATE NEW MARKETS.

    Our direct sales force may not be sufficiently large or knowledgeable to successfully penetrate the market. We may not be able to expand our direct sales force to meet our commercial objectives. In addition, our sales force may not be able to address complex scientific and technical issues raised by our customers. Our customer support personnel may also lack the broad range of technical expertise required to adequately service and support our products in the field.

THE SALE OF OUR PRODUCTS INVOLVES A LENGTHY SALES CYCLE WHICH MAKES OUR REVENUES DIFFICULT TO FORECAST.

    Our ability to obtain customers for our WAVE System and related accessories depends in large part on the perception that our products can help accelerate basic genomics research, diagnostic testing and related applications such as drug discovery and development efforts. A WAVE System sells for between $60,000 to $100,000 depending on its features and accessories. For many potential customers, who are often constrained by limited research budgets, this will be a large capital outlay. Additionally, the sales cycle is often three to six months long due to the need to educate potential customers as to the benefits and use of our WAVE System. We also need to effectively communicate the benefits of our WAVE System to a variety of constituencies within potential customer groups, including research and development personnel and key management. We may expend substantial funds and sales effort with no assurance that a sale will result. Due to the lengthy sales cycle required, our revenues could be difficult to forecast.

OUR BUSINESS MAY EXPERIENCE LONG COLLECTION PERIODS WHICH COULD HAVE A NEGATIVE IMPACT ON OUR LIQUIDITY.

    We have experienced in the past, and may experience in the future, collection periods of up to a year or more in connection with sales of our WAVE System. Some customers delay payment due to the large capital outlay associated with a purchase of the WAVE System. Other clients in the academic and research fields are accustomed to longer payment periods than commercial buyers. In general, our overseas customers pay less promptly than is customary in the United States. In addition, because we are in the early stages of commercialization of the WAVE System, we sometimes agree to provide extended payment terms in order to make a sale. Our typical accounts receivable terms are 30 to 60 days. Longer collection periods may have a negative impact on our liquidity. As of September 30, 2000, our accounts receivable equaled
$5.5 million. Balances subject to extended terms were approximately $251,000, of which approximately $66,000 was due more than 1 year from September 30, 2000.

WE MAY NEED TO RAISE ADDITIONAL FUNDING WHICH MAY NOT BE AVAILABLE.

    To date, we have financed our operations primarily from the proceeds of a $77.3 million public offering of common stock, a $10,000,000 private offering of common stock, a $12,000,000 issuance of convertible notes and borrowings under our $5 million bank line of credit. We will continue to need substantial amounts of cash for research and development and to expand our sales and marketing infrastructure. We expect our capital and operating expenses to increase over the next several years as we expand this infrastructure and our research and development activities. The amount of additional capital which we will need to raise will depend on many factors, including:

    - the level of our research and development activities;

    - market acceptance of our products and technologies;

    - the level of our sales and marketing expenses;

    - expenditures in connection with alliances and license agreements and in acquiring new businesses and technologies;

    - costs incurred in enforcing and defending our patent claims and other intellectual property rights; and

    - the cost of financing the purchase of additional capital equipment and development tools.

    We may need to raise the additional capital in the future through bank financings or strategic investments. Additional financing may not be available to us when we need it, or, if available, we cannot assure that we will be able to obtain such financing on terms favorable to us or our stockholders. If we raise additional capital by issuing equity securities, the issuance of such securities would result in ownership dilution to our stockholders.

OUR WAVE SYSTEM INCLUDES HARDWARE COMPONENTS AND INSTRUMENTS MANUFACTURED BY A SINGLE SUPPLIER AND IF WE WERE NO LONGER ABLE TO OBTAIN THESE COMPONENTS AND INSTRUMENTS OUR ABILITY TO MANUFACTURE OUR PRODUCTS COULD BE IMPAIRED.

    We currently rely on a single supplier, Hitachi Instruments, Inc., to provide the basic instrument used in our WAVE System. While other suppliers of instrumentation and computer hardware are available, we believe that our arrangement with Hitachi offers strategic advantages. If we were required to seek alternative sources of supply, it could be time consuming or expensive or require significant and costly modification of our WAVE System. Also, if we were unable to obtain instruments from Hitachi in sufficient quantities or in a timely manner, our ability to manufacture our products could be impaired, which could limit our future revenues.

OUR CHROMATOGRAPHIC COLUMNS, A CORE COMPONENT OF THE WAVE SYSTEM, ARE MANUFACTURED AT A SINGLE FACILITY WHICH IS LOCATED IN AN EARTHQUAKE-PRONE AREA.

    All of our proprietary DNASep columns are manufactured at our manufacturing facility in San Jose, California, which is located in an earthquake-prone area. In the event our manufacturing facility or equipment was affected by man-made or natural disasters, we would be unable to manufacture our products for sale or meet customer demand or sales projections. If our manufacturing operations were curtailed or ceased for any significant period of time, it could limit our future revenues.

WE FACE, AND WILL CONTINUE TO FACE, INTENSE COMPETITION, BOTH IN THE U.S. AND ABROAD, FROM COMPANIES THAT ARE ENGAGED IN THE DEVELOPMENT OF PRODUCTS THAT ANALYZE DNA AND PROVIDE GENETIC INFORMATION.

    The market for our products is highly competitive. Our principal competitors include other biotechnology companies that provide alternative technologies and products for the separation and analysis of DNA. Many of our competitors have greater financial, operational, sales and marketing resources and more experience in research and development and commercialization than we have. Moreover, some of our competitors have greater name recognition than we do and provide more conventional technologies and products with which some of our customers and potential customers may have more familiarity or experience. In order to effectively compete against alternative technologies we will need to demonstrate the superior performance, speed, capabilities and cost effectiveness of our WAVE System.

    The genomics industry is characterized by extensive research efforts and rapid technological progress. To remain competitive, we will be required to continue to expand and enhance the functionality of our DNA separation and analysis equipment and to offer comprehensive DNA analysis, and complimentary applications and solutions, with greater ease of use. This will include the need to increase the WAVE System's capacity and to develop new instrumentation, software and application kits to allow the system to provide a broader range of DNA and RNA separation and analysis applications. New products may require additional development work, enhancement, testing, or further refinement before they can be made commercially available and, therefore, we could experience significant delays in the development and manufacture of our products. Even after new products are made commercially available, unforeseen technical difficulties could arise, requiring additional expenditures by us to correct such difficulties and possibly resulting in further delays. We cannot be certain that new products will be successfully developed at all. If our products have performance, reliability or quality shortcomings, then we may experience reduced orders, higher development costs, delays in collecting accounts receivable and additional warranty and service expenses, and our reputation as a reliable provider of quality products could be harmed. In addition, new developments are expected to continue in DNA analysis, and we cannot assure you that our WAVE System will not be made obsolete by more effective or less expensive technologies. Because of rapid technological change, we may be required to expend greater amounts in the development of new products, which in turn will require greater revenues to recoup such expenditures. We cannot assure you that we will be able to make the necessary enhancements to our technology or products to compete successfully with new technologies that may emerge.

WE RECENTLY SOLD THE ASSETS RELATED TO OUR NON-LIFE SCIENCES INSTRUMENT PRODUCT LINE WHICH HAVE HISTORICALLY GENERATED MOST OF OUR REVENUES AND EARNINGS.


    In addition to our DNA separation and analysis products, we have produced and sold various non-life sciences products. Until 1999, most of our revenues and profits came from these non-life sciences products. We have decided to focus our resources on our new automated DNA separation and analysis products and technologies and during the second quarter of 2000 we sold the assets related to our non-life sciences product line. As a result, we will no longer generate revenues from the sale of these products. The future growth of our company will be entirely dependent on the sale of our WAVE

System and associated DNA separation products and technologies. You should keep this fact in mind when reviewing our financial statements. Because of the change in our product offerings, our historic financial statements will not necessarily indicate our future financial performance.


OUR PATENTS MAY NOT PROTECT US FROM OTHERS USING OUR TECHNOLOGY WHICH COULD HARM OUR BUSINESS AND COMPETITIVE POSITION.

    Our business and competitive position are dependent upon our ability to protect our proprietary technology. While we currently hold a number of domestic and foreign patents and licenses, the issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. Our patents or licenses could be challenged by litigation and, if the outcome of such litigation were adverse to us, our competitors could be free to use our technology. As a result, the invalidation of key patents owned by or licensed to us or non-approval of pending patent applications could increase competition for our products.

    We may not be able to obtain additional patents for our technology, or if we are able to do so, patents may not provide us with substantial protection or be commercially beneficial. Our patent applications may not protect our products because of the following reasons:

    - we cannot be certain that any of our pending patent applications will result in additional issued patents;

    - we may develop additional proprietary technologies that are not patentable;

    - we cannot be certain that any patents issued or licensed to us will provide a basis for commercially viable products;

    - we cannot be certain that any patents issued or licensed to us will not be challenged or circumvented or invalidated by third parties; and

    - we cannot be certain that any patents issued to others will not have an adverse effect on our ability to do business.

    Patent law relating to the scope of claims in the technology fields in which we operate is still evolving. The degree of future protection for our proprietary rights is uncertain. Furthermore, we cannot be certain that others will not independently develop similar or alternative products or technology, duplicate any of our products, or, if patents are issued to us, design around the patented products developed by us. In addition, we could incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits.

WE CANNOT BE CERTAIN THAT OTHER MEASURES TAKEN TO PROTECT OUR INTELLECTUAL PROPERTY WILL BE EFFECTIVE.

    We rely upon trade secret protection, copyright and trademark laws, non-disclosure agreements and other contractual provisions for some of our confidential and proprietary information that is not subject matter for which patent protection is being sought. Such measures, however, may not provide adequate protection for our trade secrets or other proprietary information. If they do not protect our rights, third parties could use our technology and our ability to compete in the market would be reduced. While we require employees, academic collaborators and consultants to enter into confidentiality and/or intellectual property assignments where appropriate, any of the following could still occur:

    - proprietary information could be disclosed or others may gain access to such information;

    - others may independently develop substantially equivalent proprietary information and techniques;

    - we may not have adequate remedies for any breach; or

    - we may not be able to meaningfully protect our trade secrets.

WE ARE DEPENDENT UPON OUR LICENSED TECHNOLOGIES AND MAY NEED TO OBTAIN ADDITIONAL LICENSES IN THE FUTURE TO OFFER OUR PRODUCTS AND REMAIN COMPETITIVE.

    We have acquired or licensed key components of our technologies from third parties. If these agreements were to terminate prematurely or if we breach the terms of any licenses or otherwise fail to maintain our rights to such technology, we may lose the right to manufacture or sell our products. In addition, we may need to obtain licenses to additional technologies in the future in order to keep our products competitive. If we fail to license or otherwise acquire necessary technologies, we may not be able to develop new products that we need to remain competitive.

THE PROTECTION OF INTELLECTUAL PROPERTY IN FOREIGN COUNTRIES IS UNCERTAIN.

    We have sold approximately 50% of our WAVE Systems to customers located outside the U.S. The patent and other intellectual property laws of some foreign countries may not protect our intellectual property rights to the same extent as U.S. laws. We may need to bring proceedings to defend our patent rights or to determine the validity of our competitors' foreign patents. These proceedings could result in substantial cost and diversion of our efforts. Finally, some of our patent protection in the U.S. is not available to us in foreign countries due to the laws of those countries.

OUR PRODUCTS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS WHICH COULD REQUIRE US TO PAY SUBSTANTIAL ROYALTIES.

    There are a significant number of U.S. and foreign patents and patent applications submitted for technologies in, or related to, our area of business. As a result, any application or exploitation of our technology could infringe patents or proprietary rights of others and any licenses that we might need as a result of such infringement might not be available to us on commercially reasonable terms, if at all. This may lead others to assert patent infringement or other intellectual property claims against us. We may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products infringe on another party's intellectual property rights. We could also be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if a claim is without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our stock price to decline.

WE DEPEND ON ATTRACTING AND RETAINING KEY EMPLOYEES.

    We are highly dependent on the principal members of our management staff and research and development group, including Collin J. D'Silva, our Chief Executive Officer. We have entered into employment agreements with Mr. D'Silva and other executive officers, but not with all of our other key employees. The loss of services of any of these individuals could seriously harm our product development and commercialization efforts for our new life sciences products.

    Our future success will also depend on our ability to attract, hire and retain additional personnel, including sales and marketing personnel, technical support and customer service staff and application scientists. There is intense competition for qualified personnel in our industry, especially for experienced personnel in the areas of chemistry and molecular biology, software and electric engineering, manufacturing and marketing, and there can be no assurance that we will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could reduce our ability to continue development of our DNA separation and analysis technology and to successfully market our products.

WE WILL NEED TO EFFECTIVELY MANAGE OUR GROWTH IF WE ARE TO SUCCESSFULLY IMPLEMENT OUR STRATEGY.

    The number of employees and scope of our business operations are expected to grow as we continue the commercialization of our WAVE System. This growth may place a strain on our management and operations. Our ability to manage our growth will depend on the ability of our officers and key employees to continue to implement and improve our operational, management information and financial control systems and to expand, train and manage our work force both in the U.S. and abroad. We may be required to open non-U.S. offices in addition to our current U.K., Japan and satellite European offices, which could result in additional burdens on our systems and resources. Our inability to manage our growth effectively could affect our ability to pursue business opportunities and expand our business.

OUR FAILURE TO COMPLY WITH ANY APPLICABLE GOVERNMENT REGULATIONS OR OTHERWISE RESPOND TO CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF HAZARDOUS CHEMICALS WHICH WE USE MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    Our research and development and manufacturing activities involve the controlled use of hazardous materials and chemicals, including acetonitrile. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of hazardous materials and waste products. If we fail to comply with applicable laws or regulations, we could be required to pay penalties or be held liable for any damages that result and this liability could exceed our financial resources. We cannot assure you that accidental contamination or injury will not occur. Any such accident could damage our research and manufacturing facilities and operations, resulting in delays and increased costs.

                         RISKS RELATED TO THIS OFFERING

WE ARE CONTROLLED BY A SMALL GROUP OF OUR EXISTING STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS.


    Our directors, executive officers and principal stockholders and their affiliates beneficially own approximately 50% of our outstanding common stock. Accordingly, they collectively will have a significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.


PROVISIONS IN OUR CHARTER MAY INHIBIT A TAKEOVER, WHICH COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.

    Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

OUR STOCK PRICE HAS BEEN VOLATILE AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE, WHICH IN TURN COULD AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL TO FUND THE COMMERCIALIZATION OF OUR PRODUCTS.

    The trading price of our common stock has been volatile and subject to large fluctuations in price in response to various factors, many of which will be beyond our control. These factors include:

    - actual or anticipated variations in quarterly operating results;

    - announcements of technological innovations by us or our competitors;

    - new products or services introduced or announced by us or our competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the biotechnology, pharmaceutical and genomics industries;

    - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments; or

    - additions or departures of key personnel.

    The market price of our common shares could also decline as a result of sales of substantial amounts of our common stock in the public market or the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. See "Shares Eligible for Future Sale."

    In addition, the stock market in general, and the Nasdaq National Market and the market for technology companies in particular, has recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources.

WE HAVE NEVER PAID DIVIDENDS ON OUR CAPITAL STOCK AND DO NOT INTEND TO DO SO FOR THE FORSEEABLE FUTURE.

    Unlike many public companies, we have never paid dividends on our capital stock and do not intend to pay any dividends for the foreseeable future. We have agreed not to pay dividends without the consent of our lenders. Investors seeking dividends or other current distributions should not invest in our common stock. See "Dividend Policy."

                           FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. Many of these forward-looking statements refer to our plans, objectives, expectations and intentions, as well as our future financial results. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates" and similar expressions. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors" and other factors identified by cautionary language used elsewhere in this prospectus. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could materially and adversely affect our business, financial condition and results of operations.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Since July 17, 2000, the date of our initial public offering, our common stock has been traded on the Nasdaq National Market under the symbol TBIO. The following table sets forth the high and low sales prices for our common stock for the third and fourth calendar quarters of 2000. Prior to July 17, 2000, there was no public market for our common stock.


YEAR ENDED DECEMBER 31, 2000                                  HIGH       LOW
----------------------------                                --------   --------
Third Quarter (July 17-September 30, 2000)................  $30.016    $ 15.75
Fourth Quarter............................................  $ 23.00    $  5.75



    On December 31, 2000, there were approximately 2,500 holders of our common stock.


    We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently expect to retain all earnings, if any, for investment in our business. In addition, the terms of our current credit facility prohibits us from paying cash dividends without our lender's consent.

    Dividends on our common stock will be paid only if and when declared by our board of directors. The board's ability to declare a dividend is subject to limits imposed by Delaware corporate law. In determining whether to declare dividends, the board may consider our financial condition, results of operations, working capital requirements, future prospects and other relevant factors.

                            SELECTED FINANCIAL DATA

    The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our historical consolidated financial statements and notes thereto included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited historical consolidated financial statements which are not included in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited statements of operations data for the nine months ended September 30, 2000, may not be indicative of the results of operations for a full year. In the opinion of our management, the unaudited consolidated financial statements reflect all adjustments (consisting of only normal and recurring accruals) necessary for a fair presentation of such information.

    The following selected financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                             NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                     ----------------------------------------------------   -------------------
                                     1995(1)    1996(1)      1997       1998       1999       1999       2000
                                     --------   --------   --------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..........................   $7,933    $12,535    $11,577    $18,935    $23,035    $16,903    $18,786
Cost of good sold..................    3,516      6,760      6,336      9,590     12,090      9,040      9,402
                                      ------    -------    -------    -------    -------    -------    -------
Gross profit.......................    4,417      5,775      5,241      9,345     10,945      7,863      9,384
Selling, General and
  Administrative...................    2,042      4,751      6,412      8,160     11,532      8,531     10,363
Research and Development...........    1,518      1,385      2,047      3,159      6,297      4,140      5,650
Stock Based Compensation Expense...       --         --         --         --         --         --        791
                                      ------    -------    -------    -------    -------    -------    -------
Operating expenses.................    3,560      6,136      8,459     11,319     17,829     12,671     16,804
Income (loss) before income
  taxes............................      728       (644)    (3,646)    (2,506)    (8,082)    (5,567)    (8,289)
Net income (loss)..................   $  494    $  (415)   $(2,410)   $(1,576)   $(9,827)   $(7,428)   $(8,289)
                                      ======    =======    =======    =======    =======    =======    =======
Basic and diluted net income (loss)
  per share........................   $ 0.05    $ (0.04)   $ (0.22)   $ (0.13)   $ (0.76)   $ (0.57)   $ (0.55)
                                      ======    =======    =======    =======    =======    =======    =======
Basic and diluted weighted average
  shares outstanding...............   10,000     11,000     11,145     12,279     13,000     13,000     15,022
                                      ======    =======    =======    =======    =======    =======    =======

                                                                                                  AS OF
                                                        AS OF DECEMBER 31,                    SEPTEMBER 30,
                                       ----------------------------------------------------   --------------
                                       1995(1)    1996(1)      1997       1998       1999          2000
                                       --------   --------   --------   --------   --------   --------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets.........................   $5,774     $9,527    $10,010    $14,736    $19,964        $83,461
Long-term debt, less current
  portion............................      626      1,597      1,128        695     12,538             --
Total stockholders' equity
  (deficit)..........................    2,429      2,114        991      6,649     (2,099)        76,593

------------------------

(1) Financial information prior to July 1, 1997 is that of our predecessor corporation, CETAC Holding Company, Inc. and its subsidiaries or predecessors.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We provide innovative tools for DNA separation and analysis to researchers seeking to discover and understand variations in the human genetic code and the relationship of these variations to disease. Our
WAVE-Registered Trademark- System is a versatile system that can be used for mutation detection, size-based double-strand DNA separation and analysis, single-strand DNA separation and analysis and DNA purification. Our business plan is to focus on the genomics segment of the life sciences industry and the development, marketing and support of our proprietary technology for the automated separation and analysis of DNA.

    Revenues for our life sciences products are generated from the sale of our principal product, the WAVE-Registered Trademark- System, and associated consumable products and reagents. Through September 30, 2000, we have sold over 370 WAVE-Registered Trademark- Systems to major academic research centers and commercial biopharmaceutical companies in 20 countries. Revenues from the sale of consumable products in the first nine months of 2000 have represented approximately 22% of our net sales derived from our life sciences business. We expect that over the next five years, sales from consumable products will increase as a percentage of our net sales.

    Before July 1, 1997, we manufactured and sold instruments and other products used in the non-life sciences instrumentation industry through our predecessor company, CETAC Holding Company, Inc. and its subsidiaries. On July 1, 1997, we merged these companies into Transgenomic, Inc., a new Delaware corporation, for the purpose of developing, manufacturing and selling our new life sciences product line in addition to continuing to manufacture and market our existing non-life sciences products. In 1999, we decided to focus our resources on our life sciences product line. Accordingly, during the second quarter of 2000 we sold the assets related to our non-life sciences instrument products. These assets consisted of inventory, property, plant and equipment, patents, other intellectual property rights and a lease deposit, with an aggregate book value, net of $125,000 of accrued liabilities, of approximately $4.7 million as of April 1, 2000. Financial information for periods ending before the effective date of the sale, April 1, 2000, includes the results of our non-life science instrument product line. On July 21, 2000, we completed our initial public offering, selling 5,152,000 shares of common stock at $15.00 per share for net proceeds of approximately $69.9 million.

    Since our decision to focus on our life sciences products, we have incurred significant losses, and as of September 30, 2000, we had an accumulated deficit of $20.6 million. Our losses have resulted principally from costs incurred in research and development and selling, general and administrative costs associated with our operations. We expect to continue to incur substantial research and development and selling, general and administrative costs as we continue to expand our operations.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

    NET SALES. Net sales increased 11%, from $16.9 million in 1999 to $18.8 million in 2000. Sales of our life sciences products increased 68%, from $9.9 million in 1999 to $16.6 million in 2000. Total revenues from sales of WAVE-Registered Trademark- Systems increased 67%, from $7.8 million in 1999 to $13.0 million in 2000. Life sciences consumable sales increased 70%, from $2.1 million in 1999 to $3.6 million in 2000. Sales of consumable products increased as the installed base of WAVE-Registered Trademark- Systems has increased and as researchers begin to use them more extensively in place of other methods of DNA analysis. Sales of our non-life science instrument products decreased 69%, from $7.0 million in 1999 to $2.2 in 2000 due to the fact that we sold this product line effective April 1, 2000, therefore, no sales of these products were recorded after March 31, 2000.

    COST OF GOODS SOLD. Cost of goods sold increased 4% from $9.0 million in 1999 to $9.4 million in 2000, representing 54% of net sales in 1999 and 50% of net sales in 2000. Cost of goods sold as a percent of sales has improved year over year due to lower material costs for our life science instruments as compared to the non-life science instruments. We anticipate that this percentage will improve in the future as consumables become a greater percentage of our revenues.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 22%, from $8.5 million in 1999 to $10.4 million in 2000. This increase is the result of additional personnel and personnel-related expenses and depreciation. Average selling, general and administrative personnel counts increased 20% for the nine months from 83 in 1999 to 99 in 2000. Direct personnel expenses and increased travel and travel related expenses associated with the activities of our expanded staff accounted for approximately 75% of the total increase. Increased depreciation expense associated with investments in offices and equipment supporting our expanded staff accounted for approximately 10% of the total increase. We anticipate selling, general and administrative expenses to increase over the next several years to support our growing marketing, sales and business activities and costs associated with operating a public company.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 37%, from $4.1 million in 1999 to $5.7 million in 2000. These expenses represented 24% of net sales in 1999 versus 30% of net sales in 2000. The increase in these expenses is attributable to increased personnel and personnel related expenses, the costs associated with the expanded activities of the staff and depreciation. Average research and development personnel count increased 16% in the nine months from 49 in 1999 to 57 in 2000. Salaries, payroll taxes and benefits accounted for approximately 60% of the total increase. The increase in depreciation is the result of investments in equipment during the first nine months of 2000. The increase in depreciation accounted for approximately 25% of the total increase. We expect research and development spending to increase over the next several years as we expand our development efforts.

    STOCK BASED COMPENSATION. Stock based compensation expense was $791,000 in 2000. In connection with the sale of our non-life science instrument product line, the Company accelerated the vesting of 71,700 options, which would have otherwise been forfeited. Former employees who were associated with our non-life science product line held these options. The acceleration resulted in the recording of $574,000 of stock based compensation expense in the first quarter of 2000. The remaining expense is due to amortization of deferred compensation related to stock options issued.

    OTHER EXPENSES. Other expenses, which consist mainly of net interest income and expense, increased from $760,000 in 1999 to $870,000 in 2000. Interest expense for the nine months was $1.8 million as compared to $885,000 in 1999. The increase in interest expense was the result of interest expense on our $12 million convertible notes that were issued in March 1999, additional interest expense on our working capital lending facility and accelerated interest charges on our convertible notes. On the effective date of our initial public offering interest payable on the notes was accelerated through the maturity date of the notes at an annual interest rate of 3.6%. As a result, the Company recorded additional interest expense of approximately $795,000 in the third quarter of 2000. Interest income for the nine months was $920,000 as compared to $107,000 in 1999. The increase in interest income is a result of the investment of the net proceeds from our initial public offering.

    INCOME TAXES. The income tax expense in 1999 was $1.9 million while in 2000 no income tax benefit was provided. The expense recorded in 1999 relates to the establishment of a valuation allowance against previously recorded deferred tax assets. No further tax benefit is being recorded due to our cumulative losses in recent years, expected losses in future years and the uncertainty as to whether we will be able to utilize any additional losses as carrybacks. We will continue to assess the recoverability of deferred tax assets and the related valuation allowance. We expect to continue to incur losses and expect to continue to provide valuation allowances against deferred tax assets. To the extent we begin to generate income in future years and it is determined that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized.

YEARS ENDED DECEMBER 31, 1999 AND 1998

    NET SALES. Net sales increased 22%, from $18.9 million for the year ended 1998 to $23.0 million for the year ended 1999. Sales from our life sciences products increased 91%, from $7.4 million in 1998 to $14.2 in 1999. Total revenues from sales of WAVE Systems increased 107%, from $5.4 million in 1998 to $11.2 million in 1999. WAVE System unit sales increased 85% from 72 in 1998 to 133 in 1999. Life science consumables sales increased 50%, from $2.0 million in 1998 to $3.0 million in 1999. In 1999, we acquired another manufacturer of life science consumables and began including sales of these products in our revenues. These sales, along with an increase of $662,000 in sales of our WAVE Systems consumables, account for the increase in total life science consumables sales. Sales of our non-life sciences instruments decreased 24%, from $11.5 million in 1998 to $8.8 million in 1999. This decrease was a result of reduced demand for these products related to an industry-wide consolidation among customers for these products and the negative effect of a reorganization of our dealer and distributor network.

    COST OF GOODS SOLD. Cost of goods sold increased from $9.6 million in 1998 to $12.1 million in 1999 due to increased sales. Cost of goods sold as a percentage of sales remained relatively constant from 1998 to 1999, increasing from 51% in 1998 to 52% in 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 35%, from $2.8 million in 1998 to $3.8 million in 1999. This increase is the result of increased wages and salaries, personnel-related expenses and increased consulting fees. General and administrative personnel increased from 22 in 1998 to 30 in 1999, or 36%. Compensation, benefits, hiring expenses and other direct personnel costs accounted for 28% of the total increase. Additionally, we paid a one-time advisory services fee of $550,000, or 55% of the total increase, in 1999 in connection with consulting and financial advisory services associated with the development of our strategic business plan and related intermediate and long-term financial strategies. We anticipate general and administrative expenses to continue to increase over the next several years to support our growing business activities and costs associated with operating a public company.

    MARKETING AND SALES EXPENSES. Marketing and sales expenses increased 45%, from $5.4 million in 1998 to $7.8 million in 1999. This increase is the result of continuing to build our direct sales and marketing staff in the United States for our entry into the life sciences market. We also opened an office in Japan and expanded our life sciences sales efforts in Europe. Sales and marketing personnel increased 43%, from 47 in 1998 to 67 in 1999. Of this increase in personnel, 8 were in the United States, 9 in Europe and 3 in Japan. Compensation, benefits, hiring expenses and other direct personnel costs accounted for 42% of the total increase. The remaining increase is attributable to higher indirect personnel expenses associated with marketing and sales activities. We expect these expenses to continue to increase over the next several years as we expand our marketing and sales efforts.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 99%, from $3.2 million in 1998 to $6.3 million in 1999. These expenses represented 17% of net sales in 1998, versus 27% of net sales in 1999. Research and development expenses consist of salaries and related personnel costs of researchers and software developers, material costs for prototypes and test units, legal expenses relating to intellectual property, research activities, testing and enhancement of our products, and amortization of intellectual property. We expense our research and development costs in the year in which they are incurred. The increase in these expenses was attributable to an 84% increase in research and development personnel, from 31 in 1998 to 57 in 1999. Compensation, benefits, hiring expenses and other direct personnel costs accounted for 62% of the total increase. The remaining increase is attributable to the costs associated with the expanded activities of the research and development staff. We expect research and development spending to increase significantly over the next several years as we expand our research and product development efforts.

    OTHER EXPENSES. Other expenses, which consisted mainly of net interest expense, increased 125%, from $532,000 in 1998 to $1.2 million in 1999. This increase was related to interest expense on our placement of $12.0 million of convertible notes in March 1999.

    INCOME TAXES. The income tax benefit in 1998 was $930,000, while in 1999 income tax expense was $1.7 million. A valuation reserve of $4.5 million was recorded in 1999 due to our cumulative losses in recent years, expected losses in future years and an inability to utilize any additional losses as carrybacks. We will continue to assess the recoverability of deferred tax assets and the related valuation allowance. We expect to continue to incur losses and expect to continue to provide a valuation reserve against deferred tax assets. To the extent we begin to generate income in future years and determine that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized. As of December 31, 1999, we had federal net operating loss carryforwards of approximately $11.6 million. We also had federal research and development tax credit carryforwards of approximately $131,000. The net operating loss and credit carryforwards will expire at various dates from 2012 through 2019, if not utilized. We also had state income tax loss carryforwards of $3.0 million. These carryforwards will also expire at various dates if not utilized.

    As of December 31, 1998 and 1999, we had net deferred tax assets of approximately $2.0 million and $4.7 million, respectively. The net deferred tax asset at December 31, 1999 has been offset by a valuation allowance of $4.5 million due to our cumulative losses in recent years, expected losses in future years and an inability to utilize any additional losses as carrybacks. The net deferred tax assets were $2.0 million and $180,000 as of December 31, 1998 and 1999, respectively. Deferred tax assets relate primarily to net operating loss carryforwards.

YEARS ENDED DECEMBER 31, 1998 AND 1997

    NET SALES. Net sales increased 64%, from $11.6 million in 1997 to $18.9 million in 1998. Of the $7.3 million increase, $5.1 million was due to increased sales of our WAVE System and related consumable products. WAVE System unit sales increased from five in 1997 to 72 in 1998. Sales of life sciences consumable products were $1.9 million in 1997 and $2.0 million in 1998. Sales of non-life sciences instrument products increased 22%, from $9.4 million in 1997 to $11.5 million in 1998. This increase was due to the release of an upgraded laser-based solid sampling product in the first quarter of 1998.

    COST OF GOODS SOLD. Cost of goods sold increased from $6.3 million in 1997 to $9.6 million in 1998, but decreased from 55% of net sales in 1997 to 51% of net sales in 1998. This decrease was due to the fact that sales of WAVE Systems accounted for a greater percentage of our total sales in 1998 than they did in 1997. The amount of in-house manufacturing costs incurred by us to produce WAVE Systems is less than the in-house manufacturing costs we incur to produce our non-life sciences instruments. The lower in-house manufacturing costs for the WAVE System are partially offset by the higher material costs associated with the WAVE System. The decrease was also due to the allocation of fixed manufacturing costs over a larger revenue base.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 14%, from $2.4 million in 1997 to $2.8 million in 1998. This increase is the result of increased bad debt expenses. In total, other general and administrative expenses remained consistent with the prior year. The increase in bad debt expenses was related to the write-off of one uncollectible account receivable in Europe.

    MARKETING AND SALES EXPENSES. Marketing and sales expenses increased 35%, from $4.0 million in 1997 to $5.4 million in 1998. This increase is the result of building a direct sales and marketing staff in the United States for our entry into the life sciences market. Sales and marketing personnel increased 24% from 38 in 1997 to 47 in 1998. Compensation, benefits, hiring expenses and other direct personnel costs accounted for 54% of the total increase. The remaining increase is attributable to higher indirect personnel expenses associated with marketing and sales activities.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 54%, from $2.0 million in 1997 to $3.2 million in 1998. The increase in these expenses was attributable to an increase in our research and development staff and increased research and development activities. Compensation, benefits, hiring expenses and other direct personnel costs accounted for 50% of the total increase. The remaining increase is related to the increased activities of both internal staff and out-sourced staff.

    OTHER EXPENSES. Other expenses, which consisted mainly of net interest expense, increased 24%, from $427,000 in 1997 to $532,000 in 1998. This increase was due to the payment of interest on $1.5 million of mezzanine short-term financing obtained at the end of 1997. This short-term financing was repaid in 1998.

    INCOME TAXES. The income tax benefit for 1997 was $1.2 million, while the benefit for 1998 was $930,000. The effective tax rate for 1997 was 34%, and the effective tax rate for 1998 was 37%. As of December 31, 1998, we had federal net operating loss carryforwards of approximately $3.9 million. We also had federal research and development tax credit carryforwards of approximately $76,000. The net operating loss and credit carryforwards will expire at various dates from 2012 through 2018, if not utilized. We also had state income tax loss carryforwards of $1.4 million. These carryforwards will also expire at various dates if not utilized. At December 31, 1998, the Company's management had determined that it was more likely than not that the deferred tax asset of $1.95 million would be realized through expected profits in future years.

LIQUIDITY AND CAPITAL RESOURCES

    We have experienced net losses and negative cash flows from operations during the past three years. As a result, we had an accumulated deficit of $20.6 million as of September 30, 2000. On July 21, 2000, we issued 5,152,000 shares of common stock in our initial public offering at $15.00 per share. After payment of the underwriters' discounts and commissions and other expenses, we received net proceeds of approximately $69.9 million from this offering. In addition, the holder of a warrant to purchase 300,000 shares of common stock exercised the warrant at the time of our initial public offering thus providing us with an additional $1.5 million in cash. As of December 31, 1999 and September 30, 2000, we had approximately $153,000 and $60.4 million, respectively, in cash and cash equivalents.


    On May 19, 2000 we sold the assets related to our non-life sciences instrument product line to a company controlled by Stephen F. Dwyer, a director and a principal stockholder of ours, for a total adjusted purchase price of $5.65 million plus reimbursement by the buyer of approximately $400,000 of expenses paid by us since March 31, 2000 in connection with this product line. Approximately $3.65 million was paid in cash at the closing of the sale and $2.0 million was paid with an interest-bearing promissory note due on December 30, 2000.



    The purchaser financed the cash portion of the purchase price for these assets plus initial working capital needs with borrowings of approximately
$4.6 million obtained from a bank. We acquired the notes evidencing these loans from the bank upon closing of our initial public offering by paying to the bank an amount equal to the entire principal balance of the notes plus accrued and unpaid interest. These acquired notes were consolidated with the original
$2.0 million note. All of the principal of and accrued interest on this consolidated note was repaid prior to maturity. On December 29, 2000, we repurchased 261,904 shares of our common stock from Mr. Dwyer for $10.50 per share, which was the closing price for our common stock on that day, for an aggregate purchase price of $2,749,992. Mr. Dwyer used the proceeds from this sale to partially prepay the principal of and interest on the consolidated note.


    The Company's $12 million convertible notes, due 2002, contained features that were impacted by our initial public offering. On the effective date of our initial public offering interest payable on the notes was accelerated through the maturity date of the notes at an annual interest rate of 3.6%. As a result, the Company recorded additional interest expense of approximately $795,000. These notes contained a conversion feature that would allow the Company, upon satisfaction of certain conditions, to cause conversion of the principal plus accrued interest into common stock of the Company at a conversion price of $5.00 per share. On August 14, 2000, the Company's Board of Directors authorized the Company to convert the notes into common stock upon meeting the required conditions. On August 15, 2000, such conditions were met and the notes were converted into 2,750,906 shares of common stock. All principal and accrued interest at the conversion date of approximately $13.9 million was recorded to stockholders equity.

    Our operating activities resulted in net outflows of $7.0 million in the first nine months of 1999 as compared to $3.7 million in 2000. The operating cash outflows for this period resulted from significant investments in research and development, and sales and marketing, which resulted in operating losses. The operating cash outflows for the nine months are significantly lower than those in the prior year. This improvement in operating cash flows was attained in part through increased accounts receivable collection.

    Net cash used in investing activities was $2.8 million for the nine months ended September 30, 1999, compared to $3.5 million in 2000. The change in investing cash flow in 2000 is the result of our acquisition of the notes evidencing loans previously obtained by the purchaser of our non-life sciences product line and investments in property and equipment.

    Net cash provided by financing activities was $11.9 million for the nine months ended September 30, 1999, compared to $67.3 million in 2000. The financing cash inflows in 2000 are the result of our initial public offering offset by the repayment of bank debt. The funds used for the repayment came from the proceeds of the sale of our non-life science instrument product line and our initial public offering. The financing cash inflows in 1999 were due to the issuance of convertible notes that provided net proceeds of $11.4 million in March 1999, and net other borrowings.

    Our capital expenditures budget for 2000 and 2001 is approximately
$5.0 million. Capital expenditures for the current year are expected to relate to facility and equipment improvements related to our life sciences business. Research and development expenses are budgeted at approximately $7.2 million and $8.5 million, respectively for 2000 and 2001. We expect to devote substantial capital resources to continue our research and development efforts, to expand our marketing and sales and customer support activities, and for other general corporate activities. Our capital requirements depend on a number of factors, including the level of our research and development activities, market acceptance of our products, the resources we devote to developing and supporting our products, and other factors.

    We believe that our current cash balances will be sufficient to fund operations through at least fiscal year 2003. During or after this period, if cash generated by operations is insufficient to satisfy our liquidity requirement, we may need to sell additional equity or debt securities, or obtain additional credit arrangements.

IMPACT OF INFLATION

    We do not believe that price inflation had a material adverse effect on our financial condition or results of operations during the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS AND FOR HEDGING ACTIVITIES" (SFAS No. 133). This statement, which is effective for the Company beginning on January 1, 2001, requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. Management does not believe the adoption of SFAS No. 133 will have a material effect on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the market value of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the market value of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. The average duration of all of our investments in 2000 was less than one year. Due to the short term nature of these investments, we believe we have no material exposure to interest rate risk arising from our investments. Therefore, no quantitative tabular disclosure is presented.

FOREIGN CURRENCY RATE FLUCTUATIONS

    Approximately 50% of our net sales have been to customers in the United States. While we do sell products in many foreign countries, most of these sales are completed by our wholly-owned subsidiary, Transgenomic, LTD., and are made in its operating currency British pounds sterling, or the Euro. Results of operations for the Company's foreign subsidiary are translated using the average exchange rate during the period. Assets and liabilities are translated at the exchange rate in effect on the balance sheet dates. As a result the Company is subject to exchange rate risk, however, at this time management feels we do not have a material exposure to foreign currency rate fluctuations.

                                    BUSINESS

OVERVIEW

    We provide innovative tools for DNA separation and analysis to researchers seeking to discover and understand variations in the human genetic code and the relationship of these variations to disease. Prior to the formation of Transgenomic, Inc., we conducted our business operations through an Iowa corporation known as CETAC Holding Company, Inc. and its various subsidiaries. CETAC Holding Company, Inc. designed, manufactured and sold several different types of non-life sciences instruments that prepare samples of material so that they may be more easily analyzed by, and efficiently introduced into testing apparatus. We also manufactured and sold chromatography products that are used in a variety of testing applications, such as food analysis and environmental testing. On July 1, 1997, we consolidated these companies into a new Delaware corporation known as Transgenomic, Inc., that was formed to develop, manufacture and market our new DNA separation and analysis products in addition to continuing the non-life sciences business of CETAC Holding Company, Inc. and its subsidiaries. In 1999, we acquired, through our subsidiary in the United Kingdom, substantially all of the assets of Kramel Biotech International, Limited, a manufacturer of laboratory consumables used in the field of molecular biology.

    Our business plan is to focus on the genomics segment of the life sciences industry and the development, marketing and support of our proprietary technology for the automated separation and analysis of DNA. Therefore, we sold the assets associated with our non-life sciences instrument product line in May 2000.

INDUSTRY BACKGROUND

DNA AND GENOMICS-BASED RESEARCH

    The human body is composed of billions of cells each containing deoxyribonucleic acid, or DNA, which encodes the basic instructions for cellular function. The complete set of DNA is called the genome, or genetic code. The human genome is composed of 23 pairs of chromosomes which are further divided into over 100,000 smaller regions called genes. Genes are used in the cell as the template for the production of proteins, and it is these proteins that direct cell function that are ultimately reflected in the individual traits of the person. Each gene is made up of four different chemicals known as nucleotide bases which are commonly designated by the first letter of their chemical names, or G, C, A and T. The entire human genome contains approximately 3 billion of these nucleotides arranged in order along the two complimentary strands of the DNA molecule. The order of the nucleotides along these strands is known as the DNA sequence, and it is this sequence that determines the function of the genes. Therefore, any variation in the DNA sequence of a particular gene may result in a change in the cell function controlled by that gene. These changes, known as genetic mutations or polymorphisms, therefore, are often the cause of disease or make an individual more susceptible to disease.

    Genomics is the systematic and comprehensive analysis of the sequence, structure and function of the genes which comprise the genome with the objective of identifying and understanding the role of genes in human physiology and disease. During the last ten years, an intense effort has been underway to determine the sequence of genes in the entire human genome and this basic research is expected to be completed in the next few years. Both the U.S.-government sponsored Human Genome Project and private researchers have been involved in this effort which has provided an immense amount of sequencing information for human DNA. While these efforts will provide a basic blueprint of the human genome, they have necessarily been centered on determining the DNA sequence of a limited number of individuals. Therefore, this fundamental sequencing data will not, by itself, provide much information about the function of genes and their relationship to disease. This information will only be developed through the intense study of genetic variation. Accordingly, genomics researchers are now attempting to understand variations in this DNA sequence information and how it correlates to disease in order to develop new drugs, treatments and diagnostic methods.

IMPORTANCE OF THE DISCOVERY OF GENETIC VARIATION

    There are a variety of mutations known to occur in DNA sequences. The most common form of genetic mutation involves a change in a single nucleotide and is called a single nucleotide polymorphism, or SNP. Other types of genetic mutation include the insertion or deletion of several nucleotides and translocation or repetition of nucleotides. The identification and understanding of these mutations, including SNPs, are important because they may indicate predisposition to a variety of diseases. Since even a single mutation of a nucleotide can have a major role in human disease, efforts to understand and analyze genetic mutations have recently intensified.

    After SNPs or other mutations are discovered, their potential relevance to disease must be validated by determining the frequency of mutation in different segments of the population. Some diseases, such as muscular dystrophy, are caused by DNA mutations in a single gene. Many common diseases, such as diabetes, cancer and obesity, are caused by mutations in more than one gene. Since a single mutation or multiple mutations may be required for a particular disease or trait to manifest itself, it is necessary to measure a sizable population of these mutations in order to be able to predict with confidence the association of a mutation with a particular disease or trait.

    Therefore, the need to discover new genetic variations will be ongoing as the variety of human diseases are studied and their correlation with different populations or groups of individuals is analyzed. In order to do this on the scale that likely will be required, researchers will need technologies that provide faster sample analysis, greater accuracy and reliability and lower costs than technologies that they have historically used. It will be especially important that the technology used by these researchers be able to detect all types of mutations, including SNPs, insertions and deletions, translocations and repetitions, whether the existence of the mutation is known or unknown. It is this need that we believe creates a market opportunity for our WAVE System and its ability to detect genetic mutations quickly, accurately and inexpensively.

CURRENT TECHNOLOGIES FOR MUTATION ANALYSIS

    Current widely-used DNA mutation analysis technologies were originally developed primarily for collecting DNA sequence information and not for the discovery of mutation and other genetic variations. As these methods have been modified for use in SNP and other mutation analysis, several limitations have become clear. Current technologies for DNA analysis include the following:

       - GEL ELECTROPHORESIS. Gel electrophoresis is primarily a manual separation technique for DNA which uses an electrical current to cause DNA fragments to migrate over a gel. Because different lengths of DNA will migrate at different speeds, they will be separated by this process. The gel is transferred to a fluorescence-imaging camera and photographed or scanned into a computer so that the DNA can be visualized. If a particular fragment of DNA is required, then it must be cut from the gel with a scalpel, the section can be melted to a liquid or the DNA can be drawn out of the gel and into the surrounding electrolyte with a further application of an electric field. Gel electrophoresis provides good separation resolution and the cost of associated equipment is relatively inexpensive.

       - CAPILLARY ELECTROPHORESIS. Capillary electrophoresis may be in the form of long thin capillaries or embodied in a chip. This technology separates DNA by passing an electric current through a capillary tube filled with a linear polymer and an electrolyte. DNA is introduced into the top of the capillary and the current is applied. This method is generally faster than conventional gel electrophoresis and allows for simultaneous detection of results.

       - CHIP ARRAY. Chip Array technology uses short fragments of single-strand DNA that are attached to small squares on the surface of a "chip" so that strands within a square have the same DNA sequence, but this sequence is different in each separate square. The sample strand of DNA is introduced to this chip and binds, or hybridizes, specifically only where it matches the sequence attached to one of the squares. In this way a match can be found, if it exists, from a very large array of candidate DNA sequences. The chip primarily identifies sequences which are known prior to analysis.

       - MASS SPECTROMETRY. Mass spectrometry is a technique that applies a charge to the sample and introduces the ionized sample into a chamber that measures the mass per charge of each type of molecule. The mass of the sample and various fragments produced indicates the identity of the molecule that was introduced into the instrument. Although the sequence of the DNA is not measured when using mass spectrometry, the nucleotides making up the molecule bases can be measured.

LIMITATIONS OF CURRENT TECHNOLOGIES

    Although these technologies are well accepted and established, none is ideally suited to the analysis of sequence mutations. The limitations of current methods include the following:

       - GEL ELECTROPHORESIS. Gel electrophoresis is a time-consuming, labor intensive process. Sample introduction, pouring of gels, separation, identification of bands, and recovery of DNA must all be done manually. As a result, the analysis of a single sample can often take many hours. In addition, there is no real-time monitoring of the process and this can cause problems. For example, if an insufficient sample were used for the analysis, a researcher would only become aware after several wasted hours of experimentation.

       - CAPILLARY ELECTROPHORESIS. Capillary electrophoresis can automate the gel electrophoresis process. However, it is difficult to control the conditions needed to determine genetic variation. Capillary electrophoresis also requires the attachment of detection-enhancing fluorescent molecules to the DNA. Fluorescent reagents are relatively expensive and their use requires further manipulation of the DNA molecules prior to analysis, thereby increasing the amount of time per sample spent by a researcher. In addition, the small quantities of DNA separated by capillary electrophoresis are usually not sufficient for sequencing of the DNA or cloning applications.

       - MASS SPECTROMETRY. Mass spectrometry is only a detection method. It does not incorporate any separation capability, which is essential for analysis of multiple DNA molecules needed for mutation detection, as well as for purification. In addition, this method cannot directly analyze large DNA fragments or double-stranded DNA due to its inflexibility and fundamental limitations.

       - CHIP ARRAY. Because this technology relies on sample DNA binding to a DNA strand with a known sequence attached to the chip, it is capable of detecting only known mutations matching the sequence on the chip. In addition, the binding process is unreliable when many mutations are to be detected in the sample.

    These disadvantages limit the usefulness of these other techniques for the efficient discovery of unknown genetic variation. While some types of gel electrophoresis and capillary electrophoresis can be used to determine the sequence of nucleotides on a gene fragment and thereby detect unknown mutations, they are expensive and labor-intensive because the researcher must identify and compare the sequence of the large number of nucleotides making up both the sample gene and the standard gene without knowing if a mutation exists or where the mutation may be. Insertions, deletions, translocations and repetitions are very difficult to detect using any of these technologies.

THE TRANSGENOMIC SOLUTION

    We believe our WAVE System, which incorporates our proprietary DNASep technology and associated software, chemical reagents and other consumable products, will become a leading tool to analyze genetic variation. The WAVE System allows researchers to analyze both known and unknown genetic mutations faster, with more accuracy and at a lower cost than other commercially available techniques. The WAVE System enables a researcher to detect the presence of a mutation without the need to determine the DNA sequence of the gene being studied, allowing the screening of a large number of samples to identify mutations without the need to indiscriminately sequence all of the samples. Only those samples which are determined to contain a mutation require further sequencing work in order to determine the precise change in the DNA sequence. Therefore, the use of the WAVE System can result in a significant savings of time and cost. We believe key benefits of the WAVE System include the following:

       - HIGH SPEED. DNA separation and analysis using our WAVE System can be performed faster than current methods, depending on the type of research being conducted. Separation times using our DNASep columns average approximately 5-7 minutes per sample and can be as short as 3 minutes, depending on the application. After the separation, results are immediately available for quantification, analysis, reporting and archiving.

       - IMPROVED DATA ACCURACY. Our WAVE System produces more accurate and consistent data than other existing techniques for mutation analysis. Based on published reports, accuracy in discovery of known and unknown mutations is greater than 95% with the WAVE System. The higher level of data quality achievable with the WAVE System is extremely valuable to the life sciences researcher.

       - REDUCED COST. Because our WAVE System is completely automated, the amount of time per sample spent by a researcher is greatly reduced. The WAVE System analyzes very small DNA samples and does not require additional sample purification. This allows samples to be analyzed with a smaller volume of chemical reagents than other methods. In addition, the WAVE System can detect DNA mutations directly without the use of expensive fluorescent tags or markers required by other techniques. Savings in labor, reagents and tags significantly reduce the costs per analysis over current methods.

       - AUTOMATION AND EASE OF USE. The WAVE System is fully automated and easy to operate. A multiple number of amplified DNA samples can be loaded into the WAVE System's autosampler. Once loaded, the appropriate application is chosen by the researcher and the WAVE System can automatically introduce the sample, conduct the DNA separation and analyze the results. Unlike other techniques, no purification or other additional preparation of the DNA sample is necessary. With the addition of a fragment collector, the WAVE System will automatically collect DNA material for further analysis. The entire process is controlled by our proprietary WAVEMaker software. This aspect of the WAVE System can significantly enhance the productivity of a genomics researcher.

       - DISCOVER NEW MUTATIONS. WAVE System technology can efficiently discover new mutations in a sample without prior knowledge of the mutation or its location. The WAVE System is uniquely well-suited to the discovery of insertions and deletions because it does not depend on knowing the DNA sequence in order to detect the mutation. Other than sequencing, most genotyping methods require prior knowledge of the location of the mutation. Compared to sequencing, which requires the researcher to determine and compare the sequence of a large number of nucleotides making up both the sample gene and the standard gene to detect unknown mutations, the WAVE System displays mutations, whether previously known or unknown, as a vertical spike, or peak, on a simple graph. The ability to accurately detect the presence of mutations allows for the screening of large fragments of DNA without time-consuming and cumbersome sequencing of the entire fragment.

       - SCALABILITY. Our bench top WAVE System is scalable depending on the research problem to be solved. The DNASep separation columns are available in different sizes depending on the application required.

STRATEGY

    We intend to be the leading provider of technology platforms which enable life science researchers to discover and understand variations in the human genetic code, or genome, in order to accelerate and improve drug development and diagnostics. Key elements of our strategy are as follows:

       - FOCUS ON THE GENETIC VARIATION DISCOVERY MARKET. Our current focus is to promote the use of our WAVE System by researchers involved in the discovery and analysis of genetic variation. The investment in genomics research is large and growing, and the corresponding need to analyze genetic variations has led to increased demand for new technologies such as the WAVE System. We believe the WAVE System significantly increases research productivity and may accelerate drug development and diagnostics.

       - ESTABLISH THE WAVE SYSTEM AS THE INDUSTRY STANDARD. We are focusing our initial marketing efforts on large well-known academic and commercial research institutions to establish the WAVE System as the industry standard for mutation analysis. We believe we are the first to bring high performance DNASep micro-bead technology to the market and have sold instruments to key genomics researchers to gain validation of our technology, which has resulted in the publication of over 60 articles in numerous scientific journals discussing the WAVE System. A key component of our strategy is to maintain a worldwide sales organization that provides technical support on a local level. We plan to increase the number of our sales teams composed of sales personnel, application scientists and technical support persons. In addition, because we believe that a major factor in ensuring the success of our products is to provide qualified technical support on a local level, we expect to increase the number of technical support representatives and application scientists.

       - INCREASE CONSUMABLE SALES. We expect that our expanding base of installed WAVE Systems will result in recurring sales of our associated consumable products which include our proprietary columns and reagents. Sales of our consumable products over the next five years should increase as a proportion of our net sales. In order to support the expected increase in consumable sales, we have dedicated manufacturing facilities in California, Nebraska and the U.K.

       - PENETRATE NEW MARKETS. Our WAVE System may be used for purposes other than genetic mutation discovery research. These other potential uses represent additional market opportunities that we intend to pursue. For example, a number of companies produce short single-strand DNA fragments, known as oligonucleotides, with a known sequence and sell them to genetic researchers who use them in research and other applications. When synthesizing oligonucleotides, it is important that the single-stranded DNA fragments do not contain fragments with unwanted DNA sequences. The WAVE System's ability to separate and purify DNA fragments could be used by the synthesizers of oligonucleotides to produce a more consistently pure product. We believe that this will become an important new market for the WAVE System. Another potential new market for the WAVE System will be the genetic screening market. This market consists primarily of hospitals and other medical facilities that could use the WAVE System to screen tissue or blood samples for mutations known to be related to genetic disease. We believe that the ability of the WAVE System to screen genetic mutations quickly, accurately and economically can make it a useful tool for this market. It will allow researchers to use the validated technology used for the original mutation discovery work to screen for mutations in a larger population. We are in the process of designing specific software and hardware improvements to adapt the WAVE System specifically for these new market opportunities. We expect these improvements to be available within the next 24 months.

       - BUILD A SUBSTANTIAL INTELLECTUAL PROPERTY ESTATE. We pursue an intellectual property strategy of licensing patents and pursuing patent protection for our inventions. We currently hold 22 U.S. patents and 18 foreign patents and one non-exclusive license for a U.S. patent. We also have pending applications for 28 U.S. patents and 54 foreign patents. These issued and pending patents are directed at our DNA and related research technologies, and cover separation chemistry, molecular biology, algorithms, instruments and software. We believe that our strong intellectual property estate will continue to be an important competitive advantage.


OUR TECHNOLOGY AND PRODUCTS

    Our WAVE System is a versatile system that can be used for mutation detection, size-based double-strand DNA separation and analysis, single-strand DNA separation and analysis and DNA purification. Because of this versatility, the WAVE System can essentially replace the use of traditional gel electrophoresis in the molecular biology laboratory. Our patented technology uses a process known as high performance liquid chromatography to separate DNA material so that genetic variation may be identified and analyzed. In this process, DNA is injected into a special tube or column containing microscopic polymer beads. These micro-beads have special surface chemistries that cause the DNA molecules to attach to the surface of the beads. A chemical reagent is then pumped through the column under carefully controlled pressure and temperature conditions causing the DNA molecules to be selectively released from the beads so that they can be separated and measured. Our proprietary software controls the entire process by computer and produces the results of the operation in an easy-to-read chart format. Once the DNA sample is loaded into the instrument and necessary data is entered into the software, the process requires virtually no additional input from the researcher. By using our patented DNASep columns and specifically-formulated reagents that we have developed for various research applications, the researcher is able to achieve a consistent high-quality result. Our WAVE System includes the following components:

    - an autosampler (automatically introduces the DNA sample into our WAVE instrument)

    - a pump (pumps sample and reagents through the DNASep column and instrument)

    - a DNASep column (separates DNA fragments)

    - a column oven (controls the temperature of the DNASep column)

    - a detector (detects and measures DNA coming off the column)

    - a fragment collector (collects high purity DNA fragments of interest)

    - a personal computer and WAVEMaker Software (used for instrument control, experiment design, data collection, data analysis, and reporting)

      [DIAGRAM OF COMPONENTS OF WAVE SYSTEM]

    The basic operation of the WAVE System is described below:

    DNA SAMPLE PREPARATION. A sample of the DNA fragment of interest is first extracted from a biological sample such as tissue or blood. Extraneous proteins are removed from the DNA sample and the sample is placed into a multi-well plate along with chemicals or reagents. A targeted DNA sequence is then copied by repeated cycles of heating and cooling in order to produce enough of the targeted sequence so that it can be detected. This replication process is known as polymerase chain reaction, or PCR, amplification.

    After the sample has been amplified, the sample DNA fragment may be mixed with "normal" DNA fragments that have a known sequence of nucleotides. The sample is then heated to cause the two strands of the DNA molecules in both the sample DNA and the normal DNA to separate from each other. The mixture is then cooled so that the strands reattach to each other. Because they are mixed together, the single-strand DNA from the sample DNA and the normal DNA will, in some cases, recombine with each other. If the sample DNA has a sequence of nucleotides that differs from the normal DNA, some of the recombined strands will not completely match and, therefore, will not bind completely. As a result, both the mismatched, or heteroduplex, DNA fragments and the correctly matched, or homoduplex, DNA fragments will be present. On the other hand, if the sample DNA has the same sequence of nucleotides as the normal DNA, all of the recombined strands will match and bind completely and only homoduplex DNA fragments will be present.

    WAVE SYSTEM SAMPLE INTRODUCTION AND SEPARATION PROCESS. A sample plate containing DNA is inserted directly into the WAVE System's autosampler. The autosampler takes a small volume of the sample and injects it into the DNASep column containing the micro-beads. Due to the chemical affinity of the DNA to the surface chemistry on the micro-beads in the column, the DNA attaches itself to the micro-beads. After the sample is injected into the instrument, a mixture of reagent fluids is pumped into the column at specified reagent concentrations and temperature conditions.

    As the reagents are pumped through the column, DNA fragments are released and separated from each other. The DNA fragments flow from the DNASep column and through an ultraviolet or a fluorescence detector, which then measures and reports the passage of the DNA fragments of interest. Depending on the mode of operation, DNA fragments can be identified and measured to determine whether they are mutant or normal, or a specific DNA size or type. The separation and detection process continues until the entire DNA sample mixture is separated into individual fragments. Any fragment of interest can be collected for further study.

    MODES OF OPERATION. DNA can be separated using three different modes by controlling the oven temperature. These modes include the following:

    - NON-DENATURING MODE. This mode uses relatively low temperature so that no melting, or denaturing, of the double-strand DNA occurs. This allows double-stranded DNA fragments to be separated by the number of nucleotides making up the fragment, with the shorter DNA fragments being first released from the column and increasingly longer fragments of DNA being released in ascending size order until the entire sample is separated. The high-resolution separation and purification of fragments can be used for high-purity cloning, sequencing or PCR amplification. Tests that are based on fragment length also use this mode.

    - PARTIAL-DENATURING MODE. The partial-denaturing mode is used for detecting genetic variation. In this mode, the WAVE System uses temperatures ranging from 50 DEG.C to 65 DEG.C to partially melt, or denature, the double-strand DNA. Because mismatched, or heteroduplex, DNA fragments will melt at a slightly lower temperature than homoduplex DNA fragments, they will be released first from the DNASep column, followed by the release of the homoduplex DNA fragments. If there was no sequence mutation in the sample DNA, only homoduplex fragments will be present, all of which will be released from the DNASep column at the same time. As the release of the DNA fragments is detected, it will be depicted by the WAVEMaker software as a single peak on a graph. However, if there was a sequence mutation in the sample DNA, both homoduplex and heteroduplex DNA fragments will be present. Because homoduplex and heteroduplex DNA fragments will release from the DNASep column at different times, these distinct release times will result in a second peak on the graph.

    - FULL-DENATURING MODE. The full-denaturing mode is used for the analysis of single-strand DNA and RNA (special molecules that transmit genetic information inside of a cell) where it is necessary to reduce the interaction of the two complementary strands of DNA with each other. In this mode, temperatures in excess of 70 DEG.C are used to separate single-strand DNA or RNA molecules according to sequence and size.

    DETECTION. The standard WAVE System uses ultraviolet, or UV, detection. UV detection is highly sensitive and can be used for all applications with standard PCR amplification. By adding fluorescence detection to our system, we can further decrease the amount of DNA needed for analysis. In this process, special fluorescent molecules, or tags, are attached to specific points in the DNA being analyzed. This makes it possible to detect fluorescently labeled DNA fragments from extremely low sample concentrations or from samples with low PCR amplification.

    FRAGMENT COLLECTION. Purified DNA fragments can be collected for PCR amplification, sequencing or for cloning. Cloning is a process where bacteria is used to grow a large amount of specified DNA fragments. It is important that the DNA material used for cloning is very pure so that only the specified DNA material is found in the bacteria colonies. Amplification and sequencing also benefit from highly purified DNA fragments.

    WAVEMAKER SOFTWARE. Our WAVEMaker Software integrates the instrumentation control and data acquisition functions of the WAVE System. The software performs several functions including the formatting and presentation of data. Our WAVEMaker Software provides logical input and output of instrument data that is easily understood by researchers familiar with conventional gel-based technology. We are working to further refine the software component of the WAVE System to make it easier to operate for a broader market of end users.

    WAVEMaker Software enables the user to choose a specific application. The clear display allows the user to set up the procedure in a matter of minutes. Customized protocols can easily be created and saved to facilitate future analyses. Point mutation detection can be performed by importing the sequence or size of the DNA fragment of interest into WAVEMaker Software.

    The following diagram presents a sample screen taken from our WAVEMaker Software.

            [PICTURE OF COMPUTER SCREEN SHOWING WAVEMAKER SOFTWARE]

    PRICING. This integrated WAVE System is priced from $60,000 to $100,000 depending on features and accessories. The price is dependent upon user selected options, which include fragment collection, various detector configurations and software versions.

WAVE OPTIMIZED MOLECULAR BIOLOGY CONSUMABLES

    The WAVE System requires the use of various consumable products which we manufacture and sell separately. As more WAVE Systems are sold, we expect that these consumable products will become an increasingly significant source of revenue for us.

    The principal consumable products used with the WAVE System are the DNASep columns and the chemical reagents that are used to carry the DNA samples though the WAVE System. Other consumables include filters and other replacement parts of the WAVE System.

    The DNASep columns are essentially small metal tubes which are packed with microscopic polymer beads, each of which is approximately two microns in diameter. A micron is one millionth of a meter. The surface of these micro-beads has a special chemical makeup that causes DNA molecules to adhere to them. The columns come in two sizes which are used depending on the amount of DNA being analyzed or purified. The smaller standard column sells for approximately $1,200 and the larger column sells for approximately $2,400. The WAVE System comes with one standard DNASep column which has a recommended warranted life of approximately 4,000 test cycles. Our experience to date indicates that the average customer uses between two and six columns per instrument per year.

    We also sell the chemical reagents used with the WAVE System. In general, these reagents are special fluids that are pumped through the columns in order to cause DNA molecules to release their chemical bonds to the micro-beads under the correct conditions. Although most of these reagents are similar to those that can be obtained from various suppliers, we have developed formulas for these reagents that have been specially developed to be used in the WAVE System. By using these WAVE Optimized reagents, we believe that researchers are more likely to achieve consistent high quality results with their WAVE Systems.

    Some consumables are contained and packaged in convenient kits to increase ease of use and minimize possibility of user error. These kits may be used in sample preparation or automated instrument operations for particular applications. By adding different application kits, the WAVE System can perform various applications.

RESEARCH AND DEVELOPMENT

    We continue to maintain an active program of research and development and expect to spend approximately $8.5 million on these efforts in 2001. Our research and development activities include the improvement of the DNA separation media used in our columns and the refinement of the hardware and software components of the WAVE System. In addition, we are working to understand different aspects of the chemistry of molecular biology testing and to use this knowledge to develop new molecular biology tests.

    Our research and development work is focused on developing additional functionality in the WAVE System that will allow us to sell into market segments other than the genetic mutation discovery market. For example, we are working on software and hardware advances that will tailor the WAVE System specifically for the analysis and purification of single-strand DNA. Short single-strand DNA, known as oligonucleotides, are used to target a known sequence of DNA in a gene. A number of companies produce oligonucleotides with a known sequence and sell them to genetic researchers who use them for PCR amplification, sequencing or other research applications and to medical facilities for diagnostic testing. When synthesizing oligonucleotides on a commercial scale, it is important to exclude fragments with unwanted DNA sequences. Our research efforts are focused on determining the quality of single-strand DNA needed for each application and on developing the appropriate instrumentation modifications, software and separation protocols for each. We expect to have WAVE Systems available for this market within 18 months.

    We are also developing improved methods and procedures to enable hospitals and other medical facilities to use the WAVE System to screen tissue or blood samples for mutations known to be related to genetic disease. We believe the WAVE System will be an attractive tool for this group of users because it will allow them to use the same validated methodology used to discover a mutation and its link to disease to screen for that mutation in a large population. We are working to make the screening process faster and more automated through the development of new software and improved separation media and instrumentation. We also expect to have these improvements available in the next 18 months.

SALES AND MARKETING

    We currently sell our WAVE Systems and related consumables in major geographical markets. We target the U.S., the U.K. and most countries in Western Europe with a direct sales staff of 18 persons. For the rest of the world, we also sell our products to dealers and distributors located in local markets. We also maintain regionally-based technical support staffs and applications scientists to support our sales and marketing activities throughout the U.S., Europe and Japan. See Note O, "Sales and Product Information," to our consolidated financial statements for a summary of our net sales by geographic area and product group.

    Our marketing efforts utilize a variety of promotional channels including print advertisements, scientific conferences, trade shows, and Internet browser ads. The primary targets of our marketing efforts are life sciences researchers and medical geneticists in academic and commercial research institutions.

CUSTOMERS

    We had sold WAVE Systems to customers in 20 countries. Customers that have purchased at least one WAVE System include numerous core laboratory facilities and a number of other leading academic and medical institutions in the U.S. and abroad, including Harvard University, Stanford University, Baylor College of Medicine, University of Chicago, Fred Hutchison Cancer Research Facility, Mayo Clinic, National Cancer Institute, National Institutes of Health, Institut Curie, University of Cambridge, Welcome Trust-Oxford University and Institut Gustave Roussy. Customers also include a number of large, established U.S. and foreign pharmaceutical and biotech companies including SmithKline Beecham, Bristol-Meyers Squibb, Millennium Pharmaceuticals, Merck & Company, Novartis and Eli Lilly and Company. No single customer accounted for more than 3% of our sales in 1999.

MANUFACTURING

    We manufacture all of our consumable products including our proprietary DNASep separation columns and liquid reagents. We also incorporate our own modifications into the basic liquid chromatography instrument that we use in our WAVE System. Our manufacturing facilities are located in San Jose, California, Omaha, Nebraska, and Crewe, England.

    We obtain the basic liquid chromatography instrument for our WAVE System from Hitachi Instruments, Inc. This relationship allows us to use Hitachi's significant manufacturing capability to meet potential future increases in demand for the WAVE System without investing in expanding our own manufacturing capacity.

    Although our relationship with Hitachi has existed since 1997, we have recently entered into a new supply agreement with Hitachi under which they will cooperate with us in the co-development of a modified instrument for use in our WAVE System. Under the agreement, we have the exclusive right to market any co-developed products for DNA analysis and purification using our DNASep technologies. In addition, the agreement will provide for fixed pricing of the liquid chromatography instruments for our WAVE System. Our agreement with Hitachi has no fixed term and we have retained the right to work with other vendors for liquid chromatography instruments. Under the agreement, there will be no transfer of intellectual property rights without a specific agreement to do so.

LEGAL PROCEEDINGS

    We are not a party, nor are any of our assets or properties subject, to any material legal proceedings.

INTELLECTUAL PROPERTY

    To establish and protect our proprietary technologies and products, we rely on a combination of patent, copyright, trademark and trade-secret laws, as well as confidentiality provisions in our contracts.


    We have implemented an aggressive patent strategy designed to provide us with freedom to operate and facilitate commercialization of our current and future products. We currently own 22 issued patents in the United States and have 28 pending applications, of which we have received notices of allowances for four. We also own 18 foreign issued patents and have 54 foreign patent applications pending. We hold an exclusive license for components of the DNA separation technology used in our WAVE System under an agreement with the inventors. This license terminates in 2013. We have also entered into a non-exclusive license agreement with a U.S. university relating to DNA detection technology.


    The DNASep column and the systems with which it is combined are DNA compatible. The micro-beads used within the DNASep column are covered by U.S. Patent No. 5,585,236 and corresponding European patents. DNA compatible systems are free from materials which would bind with DNA and interfere with the separations. Separating DNA with DNA compatible systems and related processes are covered by U.S. Patents 5,772,889, 5,997,742, 5,972,222, 6,017,457, 6,024,878 and 6,056,877, along with a corresponding foreign patent application pending. Additional patent applications for the DNA compatible column and system are pending in the U.S., Europe and Japan. Future products including disposable nucleic acid separation systems are covered by U.S. Patent 5,986,085 and pending U.S. and foreign patent applications.

    Generally, U.S. patents have a term of 17 years from the date of issue for patents issued from applications filed with the U.S. Patent Office prior to June 8, 1995, and 20 years from the application filing date or earlier claimed priority date in the case of patents issued from applications filed on or after June 8, 1995. Patents in most other countries have a term of 20 years from the date of filing the patent application. Our issued United States patents will expire between 2009 and 2017. Our success depends to a significant degree upon our ability to develop proprietary products and technologies. We intend to continue to file patent applications as we develop new products and technologies.

    Patents provide some degree of protection for our intellectual property. However, the assertion of patent protection involves complex legal and factual determinations and is therefore uncertain. The scope of any of our issued patents may not be sufficiently broad to offer meaningful protection. In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or unenforceable so that our patent rights would not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States and Canada. In addition, the laws governing patentability and the scope of patent coverage continue to evolve, particularly in areas of interest to us. As a result, there can be no assurance that patents will issue from any of our patent applications or from applications licensed to us. In view of these factors, our intellectual property positions bear some degree of uncertainty.

    We also rely in part on trade-secret protection of our intellectual property. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants also sign agreements requiring that they assign to us their interests in patents and copyrights arising from their work for us. All employees sign an agreement not to compete unfairly with us during their employment and after termination of their employment, through the misuse of confidential information, soliciting employees, soliciting customers and the like. However, it is possible that these agreements may be breached or invalidated and if so, there may not be an adequate corrective remedy available. Despite the measures we have taken to protect our intellectual property, we cannot assure you that third parties will not independently discover or invent competing technologies, or reverse engineer our trade secrets or other technologies. Therefore, the measures we are taking to protect our proprietary rights may not be adequate.

    We do not believe that our products infringe on the intellectual property rights of any third party. However, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert claims against us or against the licensors of technology licensed to us, or whether those claims will be found to have merit. If we are forced to defend against such claims, whether they are with or without any merit, whether they are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of such disputes, we may have to develop costly non-infringing technology or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business or financial condition.

COMPETITION


    The market for our products is highly competitive. Our principal competitors include those entities that provide alternative technologies and products for the separation and analysis of DNA in the areas of sample amplification, analysis process, sample separation and mutation detection and correlation. They include Affymetrix, Inc., Agilent Technologies, Amersham Pharmacia Biotech AB, Bio-Rad Laboratories, Inc., BioWhittaker Molecular Applications, Caliper Technologies Corp., GeneTrace Systems, Inc., Invitrogen Corporation, PE Corporation, Sequenom, Inc. and Varian
Associates Inc. Moreover, competitors have greater name recognition than we do and provide more conventional technologies and products with which some of our customers and potential customers may have more familiarity or experience. In many cases, in order to compete against existing and alternative technologies, we will need to demonstrate the superior performance, speed and capabilities of our WAVE System, including our proprietary DNASep column and micro-bead technology. We cannot assure you that we will be able to make the necessary enhancements to our technology or products to compete successfully with newly emerging technologies.


EMPLOYEES


    As of December 31, 2000, we had 189 full-time employees. The following sets forth the number of persons employed in the principal areas of our operation:



Manufacturing...............................................      32
Sales and Marketing.........................................      68
Research and Development....................................      59
Administration..............................................      30


    Our future success depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense. Due to the limited number of people available with the necessary technical skills, we can give no assurance that we can retain or attract key personnel in the future. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

PROPERTIES

    We do not own any real property. We currently lease office and manufacturing space in the following locations:

LOCATION                                            SQUARE FOOTAGE      ANNUAL RENT      LEASE TERM EXPIRES
--------                                            --------------   -----------------   ------------------
Omaha, Nebraska...................................      16,734                $172,000          2007
San Jose, California..............................      27,860                $468,000          2005
Crewe, England....................................      10,250                 L97,500          2006
Cramlington, England..............................       8,200                 L26,000          2001
Tokyo, Japan......................................       1,000              Y7,293,000          2001
Cambridge, Massachusetts..........................       2,500                 $54,000          2002
Gaithersburg, Maryland............................       2,294                 $35,000          2004
Houston, Texas....................................       2,760                 $24,000          2003
San Diego, California.............................       4,995                $135,000          2003

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our executive officers and directors, positions held by them and their ages, are as follows:

NAME                                          AGE                       POSITION
----                                        --------                    --------
Collin J. D'Silva.........................     43      Chairman of the Board, Chief Executive
                                                       Officer and Director
William P. Rasmussen......................     48      Chief Financial Officer
Douglas T. Gjerde, Ph.D...................     47      Chief Scientific Officer and Director
John E. Doyle.............................     57      Executive Vice President of Operations
William Walker............................     65      Vice President of Intellectual Property
Mitchell L. Murphy........................     44      Vice President, Secretary and Treasurer
Stephen F. Dwyer..........................     58      Director
Jeffrey Sklar, M.D., Ph.D.................     53      Director
Parag Saxena..............................     45      Director
Gregory J. Duman..........................     45      Director
Roland J. Santoni.........................     59      Director

    COLLIN J. D'SILVA. Mr. D'Silva has served as our Chairman of the Board and Chief Executive Officer since 1997 and is also a Director. Mr. D'Silva, a co-founder of Transgenomic, has worked for Transgenomic and its predecessors since 1988. Prior to that time, Mr. D'Silva was employed by AT&T from 1980. At AT&T, he held various positions in engineering, materials management, sales support and business development. His last position at AT&T was Business Unit Manager and Engineering Manager for a network distribution products division. Mr. D'Silva holds a B.S. degree and a M.Eng. degree in industrial engineering from Iowa State University and an M.B.A. from Creighton University.

    WILLIAM P. RASMUSSEN. Mr. Rasmussen joined us on October 1, 1998 and currently serves as our Chief Financial Officer. Prior to joining us, Mr. Rasmussen was Chief Financial Officer at I-Mark Systems from 1996 until it was purchased in 1997. I-Mark Systems designed integrated computer voting solutions and was a successor corporation of ADD Consulting Inc., which provided computer staffing professionals to numerous industries. Mr. Rasmussen served as Chief Financial Officer of ADD Consulting Inc. from 1994 until joining I-Mark Systems in 1996. Mr. Rasmussen owned a travel management company from 1986 until 1998, and he provided consulting services to numerous software and telecommunication companies from 1984 through 1994. Mr. Rasmussen's previous experience also includes serving as Controller and Principle Accounting Officer for Applied Communications, Inc. from 1979 until 1984. Applied
Communications, Inc., now known as Transaction Systems Architects, Inc., is a software provider for transaction processing systems.

    DOUGLAS T. GJERDE, PH.D. Dr. Gjerde joined us in 1996 as Chief Scientific Officer. Dr. Gjerde has held positions as senior scientist for Exxon Research and Engineering, Director of Research for Wescan Instruments, and President and Director of Research & Development for Sarasep, Inc. Sarasep, which Dr. Gjerde co-founded, was acquired by us in 1996. Dr. Gjerde has authored 12 patents and has more than 40 journal publications, primarily focused on separation technology. Dr. Gjerde received his B.S. in chemistry in 1976 from Minnesota State University, Mankato, Minnesota, and his Ph.D. in analytical chemistry in 1980 from Iowa State University, Ames, Iowa.

    JOHN E. DOYLE. Mr. Doyle has been with our company since September 1997, initially focusing on operations and process improvement. In 1999, Mr. Doyle assumed responsibility for sales, again focusing on process as well as improvements in staffing. Prior to joining Transgenomic, he was with Supelco Inc. for 20 years, serving as Chief Executive Officer when it was a Sigma-Aldrich company; Business Unit Vice President when it was a subsidiary of Rohm and Haas Corporation; and

International Vice President when it was privately held. Mr. Doyle received his engineering degree from Pennsylvania State University.

    WILLIAM WALKER. Mr. Walker joined us in 1998 as Vice President of Intellectual Property. Mr. Walker is a corporate attorney with an emphasis in intellectual property law. Mr. Walker served as Director of Patents and Licensing for Syntex Corporation (1970-1981) and subsequently provided intellectual property counseling to new and emerging companies. Mr. Walker has a law degree from Georgetown University Law Center, a B.S. degree in chemical engineering from the University of Tennessee and a MFCC degree in psychology from Santa Clara University. He is a member of the California Bar and is active in numerous professional organizations.

    MITCHELL L. MURPHY. Mr. Murphy joined us in 1992. His current duties include the overall corporate administration and shareholder relations. Prior to joining Transgenomic, he held accounting and financial management positions for companies involved in manufacturing, steel distribution and rebar fabrication for 15 years. He spent over two years as an auditor for the Omaha, Nebraska office of Deloitte, Haskins & Sells (now Deloitte & Touche LLP) working in a broad range of industries. Mr. Murphy graduated with honors from Creighton University in 1978 with a B.S. degree in business administration with an accounting major.


    STEPHEN F. DWYER. Mr. Dwyer is the Chief Executive Officer of SD Acquisition Inc., a company that acquired the assets associated with our non-life sciences instrument product line during the second quarter of 2000. Mr. Dwyer is a director and was a co-founder of Transgenomic. From 1996 until March 2000, Mr. Dwyer was employed by Transgenomic and its predecessor company, most recently as Vice Chairman. In 1966, Mr. Dwyer started Sasco Inc., which produced laboratory animals used in disease research. In 1986, Mr. Dwyer sold Sasco to Charles River Labs. He continued to run Sasco as a Charles River Labs subsidiary for the next eight years.


    JEFFREY SKLAR, M.D., PH.D. Dr. Sklar is professor of Pathology at Harvard Medical School, where he has been on the faculty for more than five years. He also serves as Director of the Divisions of Diagnostic Molecular Biology and Molecular Oncology, department of Pathology Brigham and Women's Hospital.
Dr. Sklar serves on the Editorial Boards of Numerous Journals in the area of Pathlogy and Cancer and on Scientific Advisory Committees to the Dana-Farber Cancer Center, Boston, MA; the Fred Hutchinson Cancer Center, Seattle, Washington; the New England Regional Primate Center; Harvard University; and the National Institutes of Health. He is a director of Dianon Systems, Inc., and has served on the scientific advisory boards of numerous companies in the biotechnology field. Dr. Sklar holds an M.D. and Ph.D. from Yale University and an M.A. (honorary) from Harvard University.

    PARAG SAXENA. Mr. Saxena is the Chief Executive Officer of INVESCO Private Capital, Inc. ("IPC") and has held that position for more than five years. As a founding member of IPC, Mr. Saxena has been involved in numerous private capital transactions and has served as a director on a number of venture-backed healthcare and telecommunications companies. Mr. Saxena began his career in 1978 as a product engineer at Becton Dickinson Corporation. He later joined Booz, Allen and Hamilton in the Technology Management Services Group where his responsibilities included market analysis, technology strategy, acquisition evaluation and business strategy formulation for several Fortune 100 corporations in the healthcare field. Mr. Saxena joined Citicorp Investment Management, Inc. in 1983 as a founding member of the private capital group's predecessor and was responsible for healthcare private investments and small cap public stocks. Mr. Saxena received a B. Tech in 1977 from the Indian Institute of Technology and an M.S. in 1978 in Chemical Engineering from West Virginia College of Graduate Studies. He earned an M.B.A. in 1982 from the Wharton School of the University of Pennsylvania.

    GREGORY J. DUMAN.  Mr. Duman has been a director since March 2000.
Mr. Duman is the Chief Financial Officer of Artios, Inc. (formerly ECOM Worldwide, Inc.), a transaction processing services company, which he joined in 2000. Prior to that, he was Executive Vice President of Transaction

Systems Architects, Inc. ("TSA"). He joined TSA in 1983 as Director of Administration. He became Controller in 1985 and Vice President and Chief Financial Officer in 1991, serving until February 2000. From 1979 to 1983, he worked for Arthur Andersen & Co. as a certified public accountant. Mr. Duman is a director of TSA and Digital Courier Technologies, Inc.

    ROLAND J. SANTONI. Mr. Santoni has been a director since March 2000. He has been Professor of Law at Creighton University School of Law, Omaha, Nebraska since 1977. He also has been Of Counsel with Erickson & Sederstrom, P.C. since 1978. Mr. Santoni received a B.S. in Economics from The Wharton School, University of Pennsylvania, in 1963 and a J.D., CUM LAUDE, from the University of Pennsylvania School of Law in 1966.

SCIENTIFIC ADVISORS

    We consult with several leading scientists from around the world, as part of our ongoing research and development efforts. These advisors assist us in formulating our research, development, and commercialization strategies. Some of these advisors include:

       - Dennis R. Burton, Ph.D., Professor of Immunology, The Scripps Research Institute, La Jolla, California.

       - R. Alan North, Ph.D., Professor and Director of the Institute of Molecular Physiology, the University of Sheffield, Sheffield, U.K.

       - Eric Hoffman, Ph.D., Director, Research Center for Genetic Medicine, The Children's National Medical Center, Washington, D.C.

       - Leon Yengoyan, Ph.D., Professor of Chemistry, San Jose State University, San Jose, California.

    We do not pay cash remuneration to our scientific advisors, but may reimburse them for reasonable expenses they incur on our behalf. We may also award stock options to them under our stock option plan. See "Stock Option and Other Compensation Plans" below.

BOARD OF DIRECTORS

    Our Board of Directors is comprised of seven directors and is divided into three classes. Directors of each class are elected for terms of three years. Class I directors are Parag Saxena and Collin J. D'Silva. Class II directors are Stephen F. Dwyer and Jeffrey Sklar. Class III directors are Douglas T. Gjerde, Gregory Duman and Roland J. Santoni. The current terms of the Class I, Class II and Class III directors will end at our annual stockholders meetings held in 2001, 2002 and 2003, respectively.

BOARD COMMITTEES

    The audit committee consists of Messrs. Duman, Sklar and Saxena, each of whom is an independent director. The audit committee reviews the services provided by our independent auditors, consults with the auditors on audits and proposed audits, and reviews and evaluates our control functions.

    The compensation committee consists of Messrs. Sklar, Dwyer and Saxena. The compensation committee reviews the compensation arrangements for our executive officers, makes recommendations to the Board of Directors regarding compensation matters and administers our employee stock option plan. See "Stock Option and Other Compensation Plans" below.

DIRECTOR COMPENSATION

    Directors who are also our officers are not separately compensated for serving on the Board of Directors other than reimbursement for out-of-pocket expenses related to attendance at board and committee meetings. Non-employee directors are paid an annual retainer of $12,000. In addition, they receive a fee of $1,200 for attending meetings in person, or $600 for participating in a meeting by teleconference, as well as reimbursement for out-of-pocket expenses related to attendance at board and committee meetings.

    Our non-employee directors are issued options to purchase 15,000 shares of common stock under our 1997 Stock Option Plan upon initial appointment to the board. These options vest at the rate of 20% per year of service on the board. Additional grants will be made from time to time so that each non-employee director holds 15,000 unvested options at any time. All options granted to non-employee directors have exercise prices that represented the fair market value of our stock on the grant date. Exercise prices on outstanding options granted to our non-employee directors range from $5.00 to $13.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of our compensation committee serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation we paid during the year ended December 31, 1999 to our Chief Executive Officer and our next four most highly compensated executive officers whose salary and bonus for 1999 exceeded $100,000. Also included is the compensation of an executive officer who resigned prior to the end of the year. These executive officers are referred to as the named executive officers elsewhere in the prospectus.

                         SUMMARY COMPENSATION TABLE(1)

                                                            ANNUAL COMPENSATION
                                                     ----------------------------------
                                                                           OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION                           SALARY     BONUS     COMPENSATION   COMPENSATION(2)
---------------------------                          --------   --------   ------------   ---------------
Collin J. D'Silva..................................  $132,440    $    0       $6,129          $21,587
  Chief Executive Officer

William Walker.....................................   201,466         0        1,889            5,631
  Vice President of
  Intellectual Property

John E. Doyle......................................   150,645     4,000        3,615           17,893
  Executive Vice President
  of Operations

Andrew T. Zander, Ph.D.............................   117,378         0        2,101            4,695
  Vice President of Research and Development(3)

Douglas T. Gjerde, Ph.D............................   101,216         0        3,074           19,394
  Chief Scientific Officer

P. Thomas Pogge....................................   162,871         0        4,643            8,256
  General Counsel(4)

------------------------

(1) No long term compensation was awarded or paid to any named executive officer during 1999.

(2) Consists of accrued vacation to be taken in the future or paid in cash upon termination of employment.

(3)  Dr. Zander resigned as an executive officer on March 24, 2000.

(4)  Mr. Pogge resigned as an executive officer prior to the end of 1999.

    All executive officers are eligible to participate in our stock option plan (described under "Stock Option and Other Compensation Plans") and may participate in other employee benefit plans and programs, such as health insurance plans, that we offer to our other employees.

OPTION GRANTS IN LAST FISCAL YEAR

    None of the named executive officers were awarded any stock options during 1999.

AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    None of the named executive officers exercised any stock options during 1999.

STOCK OPTION AND OTHER COMPENSATION PLANS


    STOCK OPTION PLAN. Our stock option plan allows us to grant options to our employees, directors and advisors which give them the right to buy our common stock at a fixed price, even if the market value of our stock goes up. Our stock option plan is administered by the compensation committee of our Board of Directors and it has the sole authority to set the number, exercise price, term and vesting provisions of the options granted under the plan. Under the terms of the plan, the exercise price of an incentive stock option, as defined under the Internal Revenue Code of 1986, as amended, cannot be less than the fair market value of our common stock on the date the option is granted. In general, options will expire if not exercised within ten years from the date they are granted. The committee may also require that an option holder remain employed by us for a specified period of time before an option may be exercised. These "vesting" provisions are established on an individual basis by the committee. The committee will also decide whether options will be nonqualified options or structured to be qualified options for U.S. income tax purposes. Either incentive or nonqualified stock options may be granted to employees, but only nonqualified stock options may be granted to our non-employee directors and advisors. Options for a maximum of 6,000,000 shares may be granted under the plan. As of the date of this prospectus, we have outstanding options for 4,034,881 shares of our common stock. These options have exercise prices ranging from $5.00 to $13.00 per share.


    Under the terms of our stock option plan, if the option holder dies, becomes permanently disabled or retires any options not vested at such time will become immediately vested. If an option holder voluntarily resigns, any options not vested as of the date of resignation will terminate and all rights will cease, unless the compensation committee determines otherwise. In the event an option holder's employment, board membership or status as an advisor is terminated for cause, the option holder's right to exercise an option, whether or not vested, will immediately terminate and all rights will cease, unless the compensation committee determines otherwise.

    EMPLOYEE SAVINGS PLAN. We have also established an employee savings plan that is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. This plan allows for voluntary contributions up to statutory maximums by eligible employees. We match a specific proportion of these contributions, subject to limitations imposed by law. We may make additional contributions to the savings plan on behalf of our employees if our Board of Directors decides to do so. During the years ended December 31, 1997, 1998 and 1999, we contributed $92,733, $117,923 and $174,973 to the savings plan on behalf of our employees.

LIMITATION OF DIRECTORS AND OFFICERS LIABILITY

    Our certificate of incorporation provides that no director will be liable for monetary damages for breach of the director's fiduciary duty to the company or its stockholders, except for liability arising from:

    - breach of the director's duty of loyalty to the company or its stockholders;

    - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

    - improper distributions to stockholders and improper redemptions of stock; and

    - transactions from which the director derived an improper personal benefit.

This provision of our certificate of incorporation does not eliminate the directors' fiduciary duties, and in appropriate circumstances, equitable remedies including an injunction or other forms of non-monetary relief would remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws including federal securities laws or state or federal environmental laws.

    In addition, our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. We have obtained directors and officers liability insurance coverage which covers, among other things, liabilities arising under the Securities Act.

EMPLOYMENT AGREEMENTS

    We have entered into employment agreements with our Chief Executive Officer, Collin J. D'Silva, our Chief Financial Officer, William P. Rasmussen, our Chief Scientific Officer, Douglas T. Gjerde Ph.D. and our Vice-President of Intellectual Property, William R. Walker. The employment agreements require our executives to devote their full time to our business activities, provided that they may serve as directors of or consultants to other companies that do not compete with us and for nonprofit corporations, civic organizations, professional groups and similar entities. Our executives are not allowed to compete with us during the term of their employment and for a year after they are no longer our employee. Each agreement contains provisions under which our executive officers have agreed to maintain the confidentiality of information concerning us and which prohibits them from disclosing confidential information about our business to people outside of the company except for proper business purposes.

    Each of the employment agreements with Mr. D'Silva and Dr. Gjerde has an initial term of four years and may be extended unless we or Mr. D'Silva or Dr. Gjerde, as the case may be, give notice of an intention not to renew. The employment agreement with Mr. Walker has an initial term of two years and will automatically renew for an additional two-year period unless Mr. Walker or we give notice of an intention not to renew. The employment agreement with Mr. Rasmussen has an initial term of one year. If one of our officers is terminated for reasons other than an act of serious misconduct, the officer will be entitled to severance pay in an amount equal to his then current base salary for an amount equal to twelve months' salary, except for Mr. Walker who will be entitled to severance pay in an amount equal to his then current base salary plus the amount of the previous year's bonus, provided that such severance payment does not exceed 299% of his current salary. In addition, if Mr. Walker dies or becomes permanently disabled, he will receive an amount equal to six months of salary.

                             PRINCIPAL STOCKHOLDERS


    The following table provides information as of December 31, 2000, concerning beneficial ownership of our common stock by:


    - each of our named executive officers;

    - each of our directors;

    - all of our directors and executive officers as a group; and

    - each stockholder that we know owns more than 5% of our outstanding common stock.

Based on information furnished by such owners, we believe that the beneficial owners listed below have sole voting and investment power with respect to such shares.


                                                        NUMBER OF SHARES         PERCENT
NAME                                                   BENEFICIALLY OWNED   BENEFICIALLY OWNED
----                                                   ------------------   ------------------
EXECUTIVE OFFICERS AND DIRECTORS
Collin J. D'Silva(1).................................       4,906,154              23.1%
William P. Rasmussen(2)..............................          85,000            *
Douglas T. Gjerde, Ph.D.(3)..........................       2,500,000              11.0
John E. Doyle(4).....................................          45,000            *
William Walker(5)....................................          50,000            *
Mitchell L. Murphy(6)................................          24,000            *
Stephen F. Dwyer(7)..................................       2,724,096              12.8
Jeffrey Sklar, M.D., Ph.D.(8)........................           9,000            *
Gregory Duman(9).....................................          25,400            *
Roland J. Santoni(10)................................           4,300            *
Parag Saxena.........................................              --            *
All executive officers and directors as a group
  (11 persons).......................................      10,372,950              45.3
OTHER STOCKHOLDERS
Arthur P. D'Silva(11)................................       1,093,846               5.2
INVESCO Private Capital, Inc.(12)....................       2,292,426              10.8


------------------------

*   Less than 1%.

(1) Includes 1,400,000 shares owned by the Arthur P. D'Silva Trust, of which Collin J. D'Silva is the sole trustee and 484,616 shares owned by D'Silva,
    LLC of which Mr. D'Silva is the managing member.

(2) Includes vested options to purchase 40,000 shares at $5.00 per share and 25,000 shares at $13.00 per share. Mr. Rasmussen holds unvested options to purchase an additional 10,000 shares at $5.00 per share and 25,000 shares at $13.00 per share.

(3)  Includes an option to purchase 1,500,000 shares at $5.00 per share.

(4)  Consists of vested options to acquire 45,000 shares at $5.00 per share.
     Mr. Doyle holds unvested options to purchase an additional 30,000 shares at $5.00 per share.

(5) Consists of vested options to purchase 50,000 shares at $5.00 per share. Mr. Walker holds unvested options to purchase an additional 50,000 shares at $5.00 per share.

(6) Consists of 4,000 shares owned by Mr. Murphy and vested options to purchase 20,000 shares at $5.00 per share. Mr. Murphy holds unvested options to purchase an additional 30,000 shares at $5.00 per share and 10,000 at $11.94 per share.

(7)  Includes 500,000 shares owned by Nancy A. Dwyer, Mr. Dwyer's wife.

(8) Consists of vested options to acquire 9,000 shares of common stock at $5.00 per share. Dr. Sklar also holds unvested options to purchase 6,000 shares at $5.00 per share and 9,000 shares at $13.00 per share.

(9) Consists of 25,400 shares owned by Mr. Duman. Mr. Duman holds unvested options to purchase an additional 15,000 shares at $10.00 per share.

(10) Consists of 1,800 shares owned by Mr. Santoni and vested options to purchase 2,500 shares of common stock at $10.00 per share. Mr. Santoni holds unvested options to purchase 15,000 shares at $10.00 per share.

(11) Includes 783,000 shares owned by the Cecilia F. D'Silva Residuary Trust, of which Arthur P. D'Silva is co-trustee. Mr. D'Silva is the father of Collin
    J. D'Silva. Mr. D'Silva's address is Transgenomic, Inc., 12325 Emmet, Omaha, Nebraska 68164.


(12) These shares are held by entities affiliated with INVESCO Private Capital, Inc. which disclaims beneficial ownership of such shares. The address of
    INVESCO Private Capital, Inc. is 1166 Avenue of the Americas, New York, New York 10036. These affiliated entities are each selling stockholders that may sell shares of our common stock under this prospectus.

SELLING STOCKHOLDERS


    The following table shows the number of shares beneficially owned by each of the selling stockholders which includes shares which may be issued upon the exercise of warrants. This prospectus also relates to any additional shares of common stock which may become issuable to the selling stockholders by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. The shares offered by this prospectus may be offered from time to time by the selling stockholders.



    No selling stockholder holds any position or office with Transgenomic or has any other material relationship with us. Mr. G. S. Beckwith Gilbert was a director of Transgenomic from December 1997 to November 1998.



    Percentage ownership is based on the 21,205,566 shares of our common stock outstanding as of the date of this prospectus. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Any estimate that we give regarding the number of shares that will be held by the selling stockholders after completion of this offering may prove to be inaccurate because the selling stockholders may offer all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares.



                                    SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                      OWNED PRIOR TO                             OWNED AFTER
                                       THE OFFERING                              THE OFFERING
                                 -------------------------   SHARES TO BE   ----------------------
NAME                                NUMBER      PERCENTAGE       SOLD        NUMBER     PERCENTAGE
----                             ------------   ----------   ------------   ---------   ----------
American Frontier Financial
  Corporation..................     10,671         *             10,671         0         *
Millennium Financial Group.....        500         *                500         0         *
Consolidated Investment
  Corp.........................     33,613         *             33,613         0         *
Max H. Callen..................      5,891         *                891       5,000       *
Eames Irvin....................      5,071         *                471       4,600       *
Allen J. Moore.................      3,417         *              3,417         0         *
George W. Peterson.............      8,601         *              8,601         0         *
William B. Shreve..............      3,946         *              2,946       1,000       *
Thomas C. Smith................     63,420         *             47,420      16,000       *
A. John Walters................      9,691         *              5,891       3,800       *
John P. Kanouff................     16,850         *             16,850         0         *
Robert H. Taggart..............      3,370         *              3,370         0         *
James M. McCrory...............        500         *                500         0         *
Leroy J. Schroeder.............      2,500         *              2,500         0         *
Namaste, Ltd...................      2,225         *              2,225         0         *
Deltron, Ltd...................      2,225         *              2,225         0         *
Michael G. Fugler..............        800         *                800         0         *
Shelley K. Gluck...............        250         *                250         0         *
David M. Dobson................        500         *                500         0         *
Frank T. Marino................        500         *                500         0         *
G.S. Beckwith Gilbert..........    300,000          1.4%        300,000         0         *
Chancellor Private Capital
  Partners III, L.P............    260,649          1.2%        260,649         0         *

                                    SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                      OWNED PRIOR TO                             OWNED AFTER
                                       THE OFFERING                              THE OFFERING
                                 -------------------------   SHARES TO BE   ----------------------
NAME                                NUMBER      PERCENTAGE       SOLD        NUMBER     PERCENTAGE
----                             ------------   ----------   ------------   ---------   ----------
Citiventure 96 Partnership
  L.P..........................  1,118,934          5.2%      1,118,934         0         *
Chancellor Private Capital
  Offshore Partners II, L.P....    429,142          2.0%        429,142         0         *
Chancellor Private Capital
  Offshore Partners I, C.V.....     40,117         *             40,117         0         *
Drake & Co. for the account of
  Citiventure III..............    443,584          2.1%        443,584         0         *
Berkely Investments Limited....    126,083         *            126,083         0         *
Daystar Realty Limited.........     57,310         *             57,310         0         *
Hambrecht & Quist California...     27,509         *             27,509         0         *
Hambrecht & Quist Employee
  Venture Fund, L.P. II........     27,509         *             27,509         0         *
CLSP, L.P......................    135,253         *            135,253         0         *
CLSP/SBS I, L.P................     50,433         *             50,433         0         *
CLSP/SBS II, L.P...............     20,631         *             20,631         0         *
Steve Elms.....................      2,292         *              2,292         0         *
John Rumsey....................      2,292         *              2,292         0         *
Rob Olan.......................      2,292         *              2,292         0         *
Vivek Jain.....................      2,292         *              2,292         0         *
Dennis Purcell.................      2,292         *              2,292         0         *
George Montgomery..............      2,292         *              2,292         0         *


------------------------

*   less than 1%

                           RELATED PARTY TRANSACTIONS


    On May 19, 2000, we sold the assets related to our non-life sciences instrument product line to SD Acquisition Inc., a company controlled by Stephen F. Dwyer, a director and a principal stockholder of ours. These assets consisted of inventory, property, plant and equipment, patents, other intellectual property rights and a lease deposit, with an aggregate book value, net of $125,000 of accrued liabilities, of approximately $4.7 million as of March 31, 2000. These assets were sold for a total adjusted purchase price of $5.65 million plus reimbursement by the buyer of approximately $400,000 of expenses paid by us since March 31, 2000 in connection with this product line. Approximately $3,650,000 was paid in cash at the closing and $2,000,000 was paid with an interest-bearing promissory note due on December 30, 2000.



    The purchaser financed the cash portion of the purchase price for these assets plus initial working capital needs with borrowings of approximately
$4.6 million obtained from a bank. We acquired the notes evidencing these loans from the bank upon closing of our initial public offering by paying it an amount equal to the entire principal balance of the loans plus accrued and unpaid interest. These acquired notes were consolidated with the original $2.0 million note. All of the principal of and accrued interest on this consolidated note was repaid prior to maturity. On December 29, 2000, we repurchased 261,904 shares of our common stock from Mr. Dwyer for $10.50 per share, which was the closing price for our common stock on that day, for an aggregate purchase price of $2,749,992. Mr. Dwyer used the proceeds from this sale to partially prepay the principal of and interest on the consolidated note.


    Since early 1999, we have had discussions with potential purchasers of the assets relating to our non-life sciences product line, each of which was unaffiliated with us. In some cases, our management approached companies that we identified as potential purchasers of these assets based on the nature of their existing businesses. In other cases, these discussions were unsolicited. Based on our knowledge of the industry, our management believes that we contacted the most likely buyers of these assets. As a result, we did not engage any business brokers or finders, nor did we use any advertising to locate a buyer for these assets.

    These discussions resulted in a single offer, other than Mr. Dwyer's. This offer specified a total purchase price of $4,000,000 and would have required us to assume employee severance and other windup costs. Since this was an arm's-length offer, we believe that it represented a fair market valuation of these assets. In addition, we considered the book value of these assets to be a reasonable approximation of their fair market value. Therefore, we did not obtain an independent appraisal of these assets. The purchase price and other terms of the transaction were determined through negotiation between us and Mr. Dwyer and was approved by our disinterested directors.

    We expect to acquire peripheral components of our WAVE System, such as the autosampler, from SD Acquisition Inc., although we have no agreement to do so. All components will be acquired at market prices. We may purchase any or all of these components from other suppliers. Mr. Dwyer will act as a consultant to us until June 2001. We will pay Mr. Dwyer a retainer of $70,000 for serving in this capacity.

    On February 10, 2000, we borrowed $204,190 from Stephen F. Dwyer. We delivered an unsecured promissory note for this loan which bears interest at a rate of 9.75% per annum and was repaid on August 10, 2000.

    Collin J. D'Silva, Stephen F. Dwyer and Douglas T. Gjerde were partners of CT Partners, an Iowa general partnership, along with various other individuals, some of whom are relatives of Mr. D'Silva and Mr. Dwyer. Mr. D'Silva, Mr. Dwyer and Dr. Gjerde held partnership interests of 28.6%, 23.8% and 4.8%, respectively, in CT Partners. In 1997, our predecessor company agreed to provide CT Partners with research and development services to assist CT Partners in the development of miniature solid-state optical spectrometry technology to which it held the rights. Our predecessor company was entitled to a fee for these services and for reimbursement of its expenses. In addition, our predecessor company entered into a royalty agreement with CT Partners under which it received an exclusive license to manufacture and market this technology and agreed to pay CT Partners a royalty of up to $6,500,000 based on the sales of products employing this technology. On June 3, 1999, we acquired the rights to this technology from CT Partners for a purchase price of $2,000,000. The purchase price was offset by the cancellation of principal and interest due on promissory notes given to us by CT Partners in payment of the fees and expense reimbursements owed to us by it. Principal and interest on these notes plus additional accrued expenses equaled $1,085,931. The sale price was based on the present value of anticipated future net income from the sale of products associated with the technology. While we believe the terms of this transaction represent the fair value of the acquired technology, neither we nor CT Partners obtained an independent valuation of the technology or took any other steps to determine what an unaffiliated party would have paid for this technology. The royalty agreement was cancelled as a result of the sale of the technology rights by CT Partners to us. We will sell the rights to this technology in connection with the sale of assets related to the non-life sciences instrument product line described above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    We can issue up to 60,000,000 shares of our common stock and 15,000,000 shares of our preferred stock. There are currently 21,205,566 shares of our common stock outstanding. We have not issued any shares of preferred stock. You should read the following summary description of our capital stock in conjunction with our certificate of incorporation and our bylaws, each of which is available upon request.


COMMON STOCK

    The holders of our common stock are entitled to

    - one vote per share on all matters submitted to a vote of our stockholders;

    - the payment of any dividends declared by the Board of Directors out of legally available funds, after the superior rights of any preferred stock holders have been satisfied; and

    - share ratably in company assets available for distribution to them in the event of the liquidation, dissolution, distribution of assets or winding up of the company.

    The holders of common stock do not have cumulative voting rights. As a result, the holders of a majority of the outstanding common stock can elect all the directors of the company. The remaining common stock holders will not be able to elect any directors. The holders of common stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. The common stock has a par value of $0.01 per share.

PREFERRED STOCK

    The Board of Directors is authorized to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the rights, powers, preferences, qualifications, limitations and restrictions granted to or imposed on the preferred stock. The authority of the Board of Directors includes the right to fix dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series, without any further vote or action by the stockholders. The preferred stock may be issued with a preference over the common stock as to the payment of dividends. The Board of Directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Transgenomic. For the foregoing reasons, any preferred stock we issue could adversely affect your rights as a holder of our common stock. We do not have any present plans to issue preferred stock.

WARRANTS

    As of the date of this prospectus, we have 106,754 outstanding warrants to purchase common stock at an exercise price equal to $5.00 per share. These warrants will expire in 2003. All of the warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares that may be issued upon the exercise of the warrant if a stock dividend, stock split, reorganization, reclassification or consolidation occurs.

OPTIONS


    As of the date of this prospectus, we have outstanding options to purchase 4,034,881 shares of our common stock at exercise prices ranging from $5.00 to $13.00 per share. Additional options to acquire 1,774,150 shares of common stock may be issued in the future under our Stock Option Plan.


ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

    DELAWARE LAW.

    In general, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

    - prior to that date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

    CHARTER PROVISIONS.

    Our Second Amended and Restated Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Transgenomic. First, our certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting of holders and not by a consent in writing. Second, our bylaws provide that special meetings of the holders may be called only by the chairman of the Board of Directors, the Chief Executive Officer or our Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Third, our certificate of incorporation provides that our Board of Directors can issue up to 15,000,000 shares of preferred stock, as described under "Preferred Stock" above. Fourth, our certificate of incorporation and the Bylaws provide for a classified Board of Directors in which approximately one-third of the directors would be elected each year. Consequently, any potential acquirer would need to successfully complete two proxy contests in order to take control of the Board of Directors. As a result of the provisions of the certificate of incorporation and Delaware law, stockholders will not be able to cumulate votes for directors. Fifth, our certificate of incorporation prohibits a business combination with an interested stockholder without the approval of the holders of 75% of all voting shares and the vote of a majority of the voting shares held by disinterested stockholders, unless it has been approved by a majority of the disinterested directors. Finally, our bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.

TRANSFER AGENT AND REGISTRAR

    Wells Fargo Bank Minnesota, N.A. has been appointed as the transfer agent and registrar for our common stock.

NATIONAL MARKET LISTING

    Our common stock is listed on the Nasdaq Stock Market's National Market under the symbol TBIO.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.


    A total of 21,205,566 shares of our common stock are outstanding. The 5,152,000 shares sold by us in our initial public offering, shares issued under our stock option plan and 3,200,547 shares that we have registered for certain shareholders (including the 3,195,047 covered by this prospectus) are freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. A total of 12,763,096 shares of common stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 under the Securities Act which is summarized below.


RULE 144

    In general, under Rule 144 as currently in effect a person who has beneficially owned shares of our common stock for at least one year, including any affiliate of ours, is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:


    - 1% of the number of shares of common stock then outstanding, which currently equals approximately 212,000 shares; or


    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                              PLAN OF DISTRIBUTION

    The selling stockholders may sell their shares of our common stock from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

    - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

    - purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus,

    - an exchange distribution in accordance with the rules of such exchange,

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

    - in privately negotiated transactions.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares under this prospectus. The selling stockholders also may lend or pledge their shares to a broker-dealer. The broker-dealer may sell the shares so lent, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

    Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933 (the "Securities Act") in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

    The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

    We will file a supplement to this prospectus, if required, to comply with Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

    - the name of each such selling stockholder and of the participating broker-dealer(s),

    - the number of shares involved,

    - the price at which such shares were sold,

    - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

    - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

    - other facts material to the transaction.

    In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

    We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed upon for us by Kutak Rock LLP, Omaha, Nebraska.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus is only a part of the registration statement and does not contain all of the information included in the registration statement. Further information with respect to Transgenomic, Inc. and the common stock offered hereby can be found in the registration statement and the exhibits and schedules thereto. The exhibits to the registration statement include the full text of contracts, agreements and other documents described in this prospectus. You should refer to these exhibits when reading the descriptions of these documents contained in this prospectus. The registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Room 1400, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we are required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Commission.

                               TRANSGENOMIC, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Unaudited Consolidated Financial Statements:

  Condensed Consolidated Balance Sheets as of December 31,
    1999 and September 30, 2000.............................     F-2

  Condensed Consolidated Statements of Operations for the
    nine months ended
    September 30, 1999 and 2000.............................     F-3

  Condensed Consolidated Statements of Cash Flows for the
    nine months ended
    September 30, 1999 and 2000.............................     F-4

  Notes to Condensed Consolidated Financial Statements for
    the nine months ended September 30, 1999 and 2000.......     F-5

Audited Consolidated Financial Statements:

  Independent Auditors' Report..............................    F-10

  Consolidated Balance Sheets as of December 31, 1998 and
    1999....................................................    F-11

  Consolidated Statements of Operations for the years ended
    December 31, 1997, 1998 and 1999........................    F-12

  Consolidated Statements of Stockholders' Equity (Deficit)
    for the years ended December 31, 1997, 1998 and 1999....    F-13

  Consolidated Statements of Cash Flows for the years ended
    December 31, 1997, 1998 and 1999........................    F-14

  Notes to Consolidated Financial Statements for the years
    ended December 31, 1997, 1998 and 1999..................    F-15

Unaudited Pro Forma Financial Information:

  Unaudited Pro Forma Statement of Operations for the nine
    months ended September 30, 2000.........................    F-31

  Unaudited Pro Forma Statement of Operations for the year
    ended December 31, 1999.................................    F-32

  Notes to Unaudited Pro Forma Financial Information........    F-33

                               TRANSGENOMIC, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                 AS OF DECEMBER 31, 1999 AND SEPTEMBER 30, 2000

                                  (UNAUDITED)

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1999             2000
                                                              -------------   --------------
                                           ASSETS
CURRENT ASSETS
  Cash & Cash Equivalents...................................  $    153,336     $ 60,431,360
  Accounts Receivable--Net..................................     6,199,059        5,466,184
  Inventories...............................................     3,918,866        2,729,610
  Prepaid Expenses and Other Current Assets.................       623,461        1,348,421
  Notes Receivable from Related Party.......................            --        6,807,072
                                                              ------------     ------------
    Total Current Assets....................................    10,894,722       76,782,647

PROPERTY & EQUIPMENT
  Equipment.................................................     4,695,785        4,698,411
  Furniture & Fixtures......................................     1,567,370        1,175,586
                                                              ------------     ------------
    Total Property & Equipment..............................     6,263,155        5,873,997
  Less: Accumulated Depreciation............................     3,682,016        2,276,388
                                                              ------------     ------------
    Net Property & Equipment................................     2,581,139        3,597,609
                                                              ------------     ------------
Intangible Assets...........................................     2,690,608          819,914
Demonstration Inventory.....................................     2,124,159          163,032
Other Assets................................................     1,672,882        2,097,325
                                                              ------------     ------------
Total Assets................................................  $ 19,963,510     $ 83,460,527
                                                              ============     ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Notes Payable--Bank.......................................  $  4,340,000     $         --
  Current Portion of Notes Payable--Other...................       579,724               --
  Accounts Payable..........................................     2,827,186        3,660,900
  Accrued Expenses..........................................     1,778,090        2,301,398
  Deferred Gain on Sale of Assets...........................            --          904,830
                                                              ------------     ------------
    Total Current Liabilities...............................     9,525,000        6,867,128

LONG-TERM LIABILITIES
  Notes Payable--Other, Less Current Maturies...............       116,958               --
  Convertible Notes Payable.................................    12,421,010               --

Commitments and Contingencies

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred Stock $.01 Par Value, 15,000,000 Shares
    Authorized, None Outstanding............................            --               --
  Common Stock $.01 Par Value, 60,000,000 Shares Authorized,
    13,000,000 and 21,407,637 issued and outstanding in 1999
    and 2000................................................       130,000          214,029
  Additional Paid-in Capital................................    10,231,595       97,692,116
  Deferred Stock Based Compensation.........................      (112,500)        (563,406)
  Accumulated Other Comprehensive Income (Loss).............        (4,478)        (116,452)
  Accumulated Deficit.......................................   (12,344,075)     (20,632,888)
                                                              ------------     ------------
    Total Stockholders' Equity (Deficit)....................    (2,099,458)      76,593,399
                                                              ------------     ------------
      Total Liabilities and Stockholders' Equity
       (Deficit)............................................  $ 19,963,510     $ 83,460,527
                                                              ============     ============

           SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                               TRANSGENOMIC, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000

                                  (UNAUDITED)

                                                                 1999          2000
                                                              -----------   -----------
Net Sales...................................................  $16,903,128   $18,785,721
Cost of Goods sold..........................................    9,039,855     9,401,352
                                                              -----------   -----------
  Gross Profit..............................................    7,863,273     9,384,369
Operating Expenses:
  Selling, General and Administrative.......................    8,531,069    10,362,474
  Research and Development..................................    4,139,911     5,650,088
  Stock Based Compensation Expense..........................           --       791,327
                                                              -----------   -----------
                                                               12,670,980    16,803,889
Loss From Operations........................................   (4,807,707)   (7,419,520)
Interest Expense............................................     (885,072)   (1,776,110)
Interest Income.............................................      107,281       919,977
Other Income (Expense), Net.................................       18,256       (13,160)
                                                              -----------   -----------
Loss Before Income Taxes....................................   (5,567,242)   (8,288,813)
Income Tax Expense..........................................    1,860,639            --
                                                              -----------   -----------
  Net Loss..................................................  $(7,427,881)  $(8,288,813)
                                                              ===========   ===========
Shares Used in Net Loss Per Common Share Calculations--Basic
  and Diluted...............................................   13,000,000    15,021,504
Net Loss Per Common Share--Basic and Diluted................  $     (0.57)  $     (0.55)

           SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                               TRANSGENOMIC INC.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000

                                  (UNAUDITED)

                                                                 1999           2000
                                                              -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss..................................................  $(7,427,881)  $ (8,288,813)
  Adjustments to Reconcile Net Loss to Net Cash Flows from
    Operating Activities:
    Depreciation & Amortization.............................      762,396      1,289,302
    (Gain) Loss on Sale of Assets...........................      (18,240)         4,200
    Accrued Interest on Convertible Notes...................      578,666      1,415,258
    Non Cash Compensation Expense...........................           --        791,327
    Amortization of Deferred Financing Costs................       94,722        100,539
    Deferred Tax Assets.....................................    1,834,390             --
  Changes in Operating Assets and Liabilities Net of
    Acquisitions and Dispositions:
    Accounts Receivable.....................................   (1,456,019)       448,837
    Inventories.............................................   (1,303,149)      (279,540)
    Prepaid Expenses........................................      (89,592)      (346,204)
    Other Assets and Liabilities............................        9,310         34,332
    Accounts Payable........................................     (334,809)       599,766
    Accrued Expenses........................................      397,983        536,569
                                                              -----------   ------------
  Net Cash Flows from Operating Activities..................   (6,952,223)    (3,694,427)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Property & Equipment..........................   (1,221,269)    (1,629,734)
  Increase in Notes Receivable..............................           --     (4,807,072)
  Proceeds from Asset Sales.................................       19,500      3,620,570
  Increase in Other Long-Term Assets........................   (1,584,480)      (669,855)
                                                              -----------   ------------
  Net Cash Flows from Investing Activities..................   (2,786,249)    (3,486,091)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net Change in Note Payable--Bank..........................      830,000     (4,340,000)
  Proceeds from Notes Payable--Other........................   12,000,000        204,000
  Deferred Financing Costs..................................     (587,612)            --
  Payments on Notes Payable--Other..........................     (319,125)      (900,682)
  Net Proceeds from Stock Issuance..........................           --     72,365,247
                                                              -----------   ------------
  Net Cash Flows from Financing Activities..................   11,923,263     67,328,565

Effect of Foreign Currency Exchange Rates on Cash...........      (29,561)       129,977
                                                              -----------   ------------
Net Change in Cash and Cash Equivalents.....................    2,155,230     60,278,024

Cash and Cash Equivalents at Beginning of Period............      187,455        153,336
                                                              -----------   ------------
Cash and Cash Equivalents at End of Period..................  $ 2,342,685   $ 60,431,360
                                                              ===========   ============
Non-Cash Financing Activity:
  Exchange of Note Receivable for Intellectual Property.....  $ 1,085,931             --
  Conversion of Notes Payable into Common Stock.............           --   $ 13,909,299

           SEE NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000

                                  (UNAUDITED)

A. CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying unaudited consolidated financial statements of Transgenomic, Inc. and Subsidiaries (the "Company") have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of management of the Company, all adjustments (consisting of only normal and recurring accruals) have been made to present fairly the financial positions, the results of operations and cash flows for the periods presented. Although the Company believes that the disclosures are adequate to make the information presented not misleading, these financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 1999 that are included elsewhere in this Registration Statement.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS AND FOR HEDGING ACTIVITIES" (SFAS No. 133). This statement, which is effective for the Company beginning on January 1, 2001, requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. Management does not believe the adoption of SFAS No. 133 will have a material effect on our financial statements.

B. INVENTORIES

    At December 31, 1999 and September 30, 2000 inventories consist of the following:

                                                         1999         2000
                                                      ----------   -----------
Finished goods......................................  $  157,216   $ 1,190,626
Raw materials and work in progress..................   2,786,958     1,021,023
Demonstration inventory.............................   3,098,851       680,993
                                                      ----------   -----------
                                                       6,043,025     2,892,642
Less: Long-term demonstration inventory.............  (2,124,159)     (163,032)
                                                      ----------   -----------
                                                      $3,918,866   $ 2,729,610
                                                      ==========   ===========

    During the nine months ended September 30, 2000, the Company reclassified demonstration inventory of approximately $1.0 million to property and equipment.

C. NOTES PAYABLE

    At December 31, 1999, Notes Payable consisted of borrowings against a revolving line of credit and other installment notes. On July 21, 2000, the Company paid in full the outstanding balances plus accrued interest for these notes with the proceeds received from its initial public offering.

    On February 10, 2000, the Company borrowed approximately $204,000 from a director and principal stockholder. The promissory note had an interest rate of 9.75% per annum and was repaid on August 10, 2000.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 (CONTINUED)

                                  (UNAUDITED)

D. STOCKHOLDERS' EQUITY AND STOCK OPTIONS

    STOCKHOLDERS' EQUITY. On March 30, 2000, the Company's stockholders approved an increase in the number of authorized common shares to 60,000,000.

    In March 2000, the Company issued 25,000 common shares at $10.00 per share to an individual who was subsequently elected to the Company's Board of Directors.

    On July 21, 2000, the Company issued 5,152,000 shares of common stock in its initial public offering at $15.00 per share. After payment of the underwriters' discounts and commissions and other expenses, the Company received net proceeds of approximately $69.9 million from this offering. In addition, the holder of a warrant to purchase 300,000 shares of common stock at $5.00 per share exercised the warrant at the time of our initial public offering.

    The Company's $12 million convertible notes, due 2002, contained features which were impacted by our initial public offering as follows:

    - On the effective date of our initial public offering interest payable on the notes was accelerated through the maturity date of the notes at an annual interest rate of 3.6%. As a result, the Company recorded additional interest expense of approximately $795,000.

    - The Company was provided a conversion feature that would allow the Company, upon the satisfaction of certain conditions, to cause a conversion of the principal plus accrued interest into common stock of the Company at a conversion price of $5.00 per share. The conversion feature was formula driven and based partially upon the average trading price of the Company stock over 20 consecutive trading days.

    On August 14, 2000, the Company's Board of Directors authorized the Company to convert the notes into common stock upon meeting the required conditions. On August 15, 2000, such conditions were met, and the notes were converted into 2,750,906 shares of common stock. All principal and accrued interest at the conversion date of approximately $13.9 million was recorded to stockholders equity.

    OTHER COMPREHENSIVE INCOME. Results of operations for the Company's foreign subsidiary are translated using the average exchange rates during the period. Assets and liabilities are translated at the exchange rate in effect on the balance sheet dates. These translation adjustments are the Company's only component of other comprehensive income.

                                                                           NINE MONTHS ENDED
                                                              -------------------------------------------
                                                               SEPTEMBER 30, 1999     SEPTEMBER 30, 2000
                                                              --------------------   --------------------
Net Loss....................................................       $(7,427,881)           $(8,288,813)
Currency translation adjustments............................           (27,106)              (111,974)
                                                                   -----------            -----------
Total Comprehensive Loss....................................       $(7,454,987)           $(8,400,787)
                                                                   ===========            ===========

    STOCK OPTIONS. On March 30, 2000, the Company's stockholders approved an amendment to the 1997 Stock Option Plan to increase the number of shares for which common stock options can be granted to 6,000,000. During the third quarter of fiscal 2000, the Company granted 297,000 options

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 (CONTINUED)

                                  (UNAUDITED)

D. STOCKHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED) with exercise prices of $13.00 per share. During the second quarter of fiscal 2000, the Company granted 97,500 options with exercise prices of $13.00 per share. During the first quarter of fiscal 2000, the Company granted 364,000 options, including 59,500 options with exercise prices at $5.00 per share and recorded $297,500 in deferred compensation in connection with these grants representing the difference between the exercise price of the options granted and the deemed fair value of the common stock at the date of grant. These amounts, along with $112,500 of deferred compensation recorded at December 31, 1999, are being amortized by charges to operations over the vesting periods of the individual stock options using the straight-line method. Such amortization expense amounted to approximately $60,000 for the nine months ended
September 30, 2000.

    In connection with the sale of the Company's non-life science instrument product line, the Company accelerated the vesting of 71,700 options, which would have otherwise been forfeited. Compensation expense of approximately $574,000 was recorded for these options during the first quarter of 2000, representing the difference between the exercise price of the options and the deemed fair value of the common stock at the date the vesting was accelerated. In addition, 218,700 options were forfeited as a result of the sale.

    Included in the 364,000 options granted in the first quarter were 128,000 options granted to non-employees under consulting and other service agreements. The Company recorded approximately $100,000 of compensation expense and $271,000 of deferred compensation associated with these grants, which is being amortized over the respective service periods using the graded vesting method, which is an accelerated method of amortization. These expense amounts were calculated using the Black-Scholes option pricing model with the following assumptions: no common stock dividends, risk-free interest rates of 6.30% to 6.57%, volatility of 35%, and an expected option life of 1 to 5 years. Such amortization expense amounted to approximately $60,000 for the nine months ended September 30, 2000.

    The following table summarizes activity under the 1997 Stock Option Plan during the nine months ended September 30, 2000.

                                                     NUMBER OF   WEIGHTED AVERAGE
                                                      OPTIONS     EXERCISE PRICE
                                                     ---------   ----------------
Balance at December 31, 1999.......................  3,537,750        $ 5.00
    Granted........................................    758,500         11.82
    Exercised......................................   (153,769)         5.04
    Canceled.......................................   (358,300)         5.80
                                                     ---------        ------
Balance at September 30, 2000......................  3,784,181        $ 5.75
                                                     =========        ======
Exercisable at September 30, 2000..................  2,075,541        $ 5.33
                                                     ---------        ------

    The weighted average fair value of options granted was $6.23 for the first nine months of fiscal 2000. At September 30, 2000, the weighted average remaining contractual life of options outstanding was 7.7 years. The fair value of each stock option granted is estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for options granted in the first nine months of fiscal 2000: no common stock dividends; risk-free interest rates

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 (CONTINUED)

                                  (UNAUDITED)

D. STOCKHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED) ranging from 6.44% to 6.53%, 35% volatility; and an expected option life ranging from 1 to 6.9 years. Pro forma net income and income per share for the nine months ended September 30, 2000, assuming compensation expense for the Stock Option Plan had been determined under SFAS 123, is as follows:

                                                                  NINE MONTHS
                                                                     ENDED
                                                              SEPTEMBER 30, 2000
                                                              -------------------
Net Loss:
    As reported.............................................      $(8,288,813)
    Pro forma...............................................      $(9,185,528)
Basic and diluted loss per share:
    As reported.............................................      $     (0.55)
    Pro forma...............................................      $     (0.61)

E. INCOME TAXES

    Due to the Company's cumulative losses in recent years, expected losses in future years and inability to utilize any additional losses as carrybacks, the Company has not provided for an income tax benefit during the nine months ended September 30, 2000 based on management's determination that it was more likely than not that such benefits would not be realized. The Company will continue to assess the recoverability of deferred tax assets and the related valuation allowance. To the extent the Company begins to generate income in future periods and it determines that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized at such time. During the nine months ended September 30, 1999, the Company established a valuation allowance offsetting previously recorded deferred tax assets. Management determined that, due to cumulative losses in recent years, expected losses in future years and inability to utilize any additional losses as carrybacks, it was more likely than not that such benefits would not be realized.

    As of December 31, 1999 and September 30, 2000, the Company had net deferred tax assets of approximately $180,000. The net deferred tax asset at September 30, 2000 has been offset by a valuation allowance of approximately $7.8 million due to the Companys cumulative losses in recent years, expected losses in future years and inability to utilize any additional losses as carrybacks.

F. SALE OF PRODUCT LINE

    On May 19, 2000, the Company sold the assets related to its non-life sciences instrument product line to a company controlled by Stephen F. Dwyer, a director and principal stockholder of the Company, for a total adjusted purchase price of $5.65 million plus reimbursement by the purchaser of approximately $400,000 of expenses paid by the Company in connection with this product line since March 31, 2000. The effective date of the transaction was April 1, 2000. Approximately $3.65 million of the purchase price was paid in cash and $2.0 million was paid with an interest-bearing promissory note due on December 30, 2000. The note bears interest at 8.75%. The purchaser financed the cash portion of the purchase price for these assets plus initial working capital needs with borrowings of approximately $4.6 million obtained from a bank. The Company acquired the notes evidencing these loans from the bank upon closing of its initial public offering on July 21, 2000 by paying to the bank an

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000 (CONTINUED)

                                  (UNAUDITED)

F. SALE OF PRODUCT LINE (CONTINUED)
amount equal to the entire principal balance of the notes plus accrued and unpaid interest. The acquired notes mature on December 30, 2000, and bear interest at a rate of 8.75% per annum. A total of 1,200,000 shares of the Company's common stock owned by Mr. Dwyer is pledged as security for the notes and is held in an escrow account. The Company anticipates that it will exercise its right to cause these shares to be sold in order to pay principal and interest on the notes when due, subject to Mr. Dwyer's lock-up agreement signed in connection with the Company's initial public offering.

    The net assets sold and their book values as of April 1, 2000 are as follows:

Inventories.................................................  $2,485,722
Property, net...............................................     510,410
Other assets................................................   1,839,611
Accrued liabilities.........................................    (124,203)
                                                              ----------
Net assets sold.............................................  $4,711,540
                                                              ==========

    The Company expects to realize an after-tax gain on the sale of these assets of approximately $710,000. The Company has deferred recognition of the gain on the sale until the earlier of (i) the repayment of the notes in full or
(ii) the release of the 1,200,000 shares from the lock-up agreement.

G. PRO FORMA RESULTS OF OPERATIONS

    The Company's unaudited pro forma results of operations for the nine months ended September 30, 1999 and 2000, assuming the sale of the non-life sciences instrument product line occurred as of the beginning of the periods presented are as follows:

                                                                          NINE MONTHS ENDED
                                                              -----------------------------------------
                                                              SEPTEMBER 30, 1999    SEPTEMBER 30, 2000
                                                              -------------------   -------------------
Net Sales...................................................      $ 9,896,261           $16,615,047
Net Loss....................................................      $(7,887,930)          $(7,618,387)
Basic and diluted loss per share............................      $     (0.61)          $     (0.51)

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Transgenomic, Inc.
Omaha, Nebraska

    We have audited the accompanying consolidated balance sheets of Transgenomic, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Transgenomic, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
March 7, 2000

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1998 AND 1999

                                                                 1998           1999
                                                              -----------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   187,455   $    153,336
  Accounts receivable, net..................................    4,425,419      6,199,059
  Inventories...............................................    3,363,971      3,918,866
  Prepaid expenses and other current assets.................      292,926        527,461
  Deferred income taxes.....................................      114,000             --
  Refundable income taxes...................................       34,000         96,000
                                                              -----------   ------------
    Total current assets....................................    8,417,771     10,894,722
PROPERTY AND EQUIPMENT:
  Equipment.................................................    3,272,132      4,695,785
  Furniture and fixtures....................................    1,070,569      1,567,370
                                                              -----------   ------------
                                                                4,342,701      6,263,155
  Less-accumulated depreciation.............................    2,931,886      3,682,016
                                                              -----------   ------------
                                                                1,410,815      2,581,139
DEMONSTRATION INVENTORY.....................................      819,538      2,124,159
OTHER ASSETS................................................    4,087,940      4,363,490
                                                              -----------   ------------
                                                              $14,736,064   $ 19,963,510
                                                              ===========   ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Note payable-bank.........................................  $ 3,150,000   $  4,340,000
  Current portion of notes payable-other....................      432,338        579,724
  Accounts payable..........................................    2,287,451      2,827,186
  Accrued compensation......................................      533,680        666,219
  Other accrued expenses....................................      988,950      1,111,871
                                                              -----------   ------------
    Total current liabilities...............................    7,392,419      9,525,000
NOTES PAYABLE-OTHER, LESS CURRENT MATURITIES................      694,536        116,958
CONVERTIBLE NOTES PAYABLE...................................           --     12,421,010
COMMITMENTS AND CONTINGENCIES (NOTES H, J, L, M AND N)
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value, 15,000,000 shares
    authorized, none outstanding............................           --             --
  Common stock, $.01 par value, 30,000,000 shares
    authorized, 13,000,000 shares issued and outstanding in
    1998 and 1999...........................................      130,000        130,000
  Additional paid-in capital................................   10,119,095     10,231,595
  Note receivable related party.............................   (1,085,931)            --
  Unearned compensation.....................................           --       (112,500)
  Accumulated deficit.......................................   (2,517,189)   (12,344,075)
  Accumulated other comprehensive income (loss).............        3,134         (4,478)
                                                              -----------   ------------
    Total stockholders' equity (deficit)....................    6,649,109     (2,099,458)
                                                              -----------   ------------
                                                              $14,736,064   $ 19,963,510
                                                              ===========   ============

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
NET SALES...................................................  $11,576,677   $18,935,440   $23,034,954
COST OF GOODS SOLD..........................................    6,335,986     9,590,663    12,090,036
                                                              -----------   -----------   -----------
    Gross profit............................................    5,240,691     9,344,777    10,944,918
OPERATING EXPENSES:
  General and administrative................................    2,444,398     2,795,199     3,771,663
  Marketing and sales.......................................    3,967,574     5,364,953     7,759,997
  Research and development..................................    2,047,057     3,159,377     6,296,859
                                                              -----------   -----------   -----------
                                                                8,459,029    11,319,529    17,828,519
                                                              -----------   -----------   -----------
LOSS FROM OPERATIONS........................................   (3,218,338)   (1,974,752)   (6,883,601)
OTHER INCOME (EXPENSE):
  Interest expense, net of interest income of $53,527,
    $59,147 and $126,215 in 1997, 1998 and 1999,
    respectively............................................     (412,755)     (516,366)   (1,198,378)
  Other-net.................................................      (14,634)      (15,282)          366
                                                              -----------   -----------   -----------
                                                                 (427,389)     (531,648)   (1,198,012)
                                                              -----------   -----------   -----------
LOSS BEFORE INCOME TAXES....................................   (3,645,727)   (2,506,400)   (8,081,613)
INCOME TAX EXPENSE (BENEFIT):
  Current...................................................     (348,702)       19,993       (27,727)
  Deferred..................................................     (887,486)     (950,000)    1,773,000
                                                              -----------   -----------   -----------
                                                               (1,236,188)     (930,007)    1,745,273
                                                              -----------   -----------   -----------
NET LOSS....................................................  $(2,409,539)  $(1,576,393)  $(9,826,886)
                                                              ===========   ===========   ===========
BASIC AND DILUTED LOSS PER SHARE............................  $     (0.22)  $     (0.13)  $     (0.76)
                                                              ===========   ===========   ===========
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING.......   11,144,583    12,279,042    13,000,000
                                                              ===========   ===========   ===========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                                                            RETAINED
                                                              ADDITIONAL                                    EARNINGS
                                      COMMON    PREFERRED      PAID-IN          NOTE         UNEARNED     (ACCUMULATED
                                      STOCK       STOCK        CAPITAL       RECEIVABLE    COMPENSATION     DEFICIT)
                                     --------   ---------   --------------   -----------   ------------   ------------
BALANCE, JANUARY 1, 1997...........  $    110   $ 41,000    $    1,242,940   $  (650,782)   $      --     $  1,479,904
  Net loss.........................        --         --                --            --           --       (2,409,539)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................        --         --                --            --           --               --
      Comprehensive income
        (loss).....................        --         --                --            --           --               --
  Note receivable from related
    party..........................        --         --                --      (369,062)          --               --
  Preferred stock dividends........        --         --                --            --           --          (11,161)
  Redeem 410 shares of preferred
    stock..........................        --    (41,000)               --            --           --               --
  1,000 to 1 stock exchange........   109,890         --          (109,890)           --           --               --
  Sale of 351,500 common shares....     3,515         --         1,620,354            --           --               --
  Issuance of warrants to purchase
    300,000 common shares..........        --         --            82,117            --           --               --
                                     --------   --------    --------------   -----------    ---------     ------------
BALANCE, DECEMBER 31, 1997.........   113,515         --         2,835,521    (1,019,844)          --         (940,796)
  Net loss.........................        --         --                --            --           --       (1,576,393)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................        --         --                --            --           --               --
      Comprehensive income
        (loss).....................        --         --                --            --           --               --
  Note receivable from related
    party..........................        --         --                --       (66,087)          --               --
  Sale of 1,648,500 common
    shares.........................    16,485         --         7,283,574            --           --               --
                                     --------   --------    --------------   -----------    ---------     ------------
BALANCE, DECEMBER 31, 1998.........   130,000         --        10,119,095    (1,085,931)          --       (2,517,189)
  Net loss.........................        --         --                --            --           --       (9,826,886)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................        --         --                --            --           --               --
      Comprehensive income
        (loss).....................        --         --                --            --           --               --
  Issuance of 22,500 stock
    options........................        --         --           112,500            --     (112,500)              --
  Note receivable from related
    party..........................        --         --                --     1,085,931           --               --
                                     --------   --------    --------------   -----------    ---------     ------------
BALANCE, DECEMBER 31, 1999.........  $130,000   $     --    $   10,231,595   $        --    $(112,500)    $(12,344,075)
                                     ========   ========    ==============   ===========    =========     ============

                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE
                                        INCOME
                                        (LOSS)          TOTAL
                                     -------------   -----------
BALANCE, JANUARY 1, 1997...........   $       768    $ 2,113,940
  Net loss.........................    (2,409,539)    (2,409,539)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................         1,348          1,348
                                      -----------
      Comprehensive income
        (loss).....................    (2,408,191)
                                      -----------
  Note receivable from related
    party..........................            --       (369,062)
  Preferred stock dividends........            --        (11,161)
  Redeem 410 shares of preferred
    stock..........................            --        (41,000)
  1,000 to 1 stock exchange........            --             --
  Sale of 351,500 common shares....            --      1,623,869
  Issuance of warrants to purchase
    300,000 common shares..........            --         82,117
                                      -----------    -----------
BALANCE, DECEMBER 31, 1997.........         2,116        990,512
  Net loss.........................    (1,576,393)    (1,576,393)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................         1,018          1,018
                                      -----------
      Comprehensive income
        (loss).....................    (1,575,375)            --
                                      -----------
  Note receivable from related
    party..........................            --        (66,087)
  Sale of 1,648,500 common
    shares.........................            --      7,300,059
                                      -----------    -----------
BALANCE, DECEMBER 31, 1998.........         3,134      6,649,109
  Net loss.........................    (9,826,886)    (9,826,886)
  Other comprehensive income
    (loss):
    Foreign currency translation
      adjustment...................        (7,612)        (7,612)
                                      -----------
      Comprehensive income
        (loss).....................    (9,834,498)            --
                                      -----------
  Issuance of 22,500 stock
    options........................            --             --
  Note receivable from related
    party..........................            --      1,085,931
                                      -----------    -----------
BALANCE, DECEMBER 31, 1999.........   $    (4,478)   $(2,099,458)
                                      ===========    ===========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               TRANSGENOMIC INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,409,539)  $(1,576,393)  $(9,826,886)
  Adjustments to reconcile net loss to net cash flows from
    operating activities:
    Depreciation and amortization...........................      918,214       798,708     1,364,246
    Deferred income taxes...................................     (887,486)     (950,000)    1,773,000
    Gain on sale of assets..................................      (72,250)       (8,411)      (16,105)
    Accrued interest and redemption premium.................           --            --       858,665
    Amortization of deferred financing costs................           --            --       149,960
    Changes in operating assets and liabilities, net of
      acquisitions:
      Accounts receivable...................................      318,646    (2,029,247)   (1,635,316)
      Inventories...........................................     (174,192)   (1,717,595)   (1,775,273)
      Prepaid expenses and other current assets.............       52,704       (81,250)     (233,686)
      Refundable income taxes...............................      (54,000)      388,000       (62,000)
      Accounts payable......................................     (342,096)    1,392,087       481,068
      Accrued expenses......................................       39,600       340,178       178,793
                                                              -----------   -----------   -----------
        Net cash flows from operating activities............   (2,610,399)   (3,443,923)   (8,743,534)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (486,190)     (682,674)   (1,828,047)
  Proceeds from asset sales.................................      153,305        10,000        21,425
  Increase in other assets..................................     (152,373)     (813,405)   (1,461,250)
  Purchase of business, net of cash acquired................           --            --      (187,294)
  Note receivable...........................................       15,560        22,946            --
                                                              -----------   -----------   -----------
        Net cash flows from investing activities............     (469,698)   (1,463,133)   (3,455,166)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock and common stock warrants........    1,705,986     7,300,059            --
  Net change in note payable-bank...........................      750,000      (800,000)    1,190,000
  Proceeds from notes payable-other.........................    1,467,918       100,000            --
  Payments on notes payable-other...........................     (361,343)   (1,964,555)     (430,192)
  Proceeds from convertible notes payable...................           --            --    12,000,000
  Deferred financing costs..................................           --            --      (587,615)
  Increase in related party receivables.....................     (369,062)      (66,087)           --
                                                              -----------   -----------   -----------
        Net cash flows from financing activities............    3,193,499     4,569,417    12,172,193

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH....        1,348         1,018        (7,612)
                                                              -----------   -----------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      114,750      (336,621)      (34,119)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............      409,326       524,076       187,455
                                                              -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $   524,076   $   187,455   $   153,336
                                                              ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $   424,501   $   472,579   $   318,856
                                                              ===========   ===========   ===========
  Cash paid for taxes.......................................  $    17,026   $    30,120   $    37,630
                                                              ===========   ===========   ===========

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS DESCRIPTION.

    Transgenomic, Inc., a Delaware corporation, and its subsidiaries (the "Company") provide innovative research tools to the life sciences industry. These tools enable researchers to discover and understand variation in the human genetic code, or genome, in order to accelerate and improve drug development and diagnostics. The Company also manufactures and designs sample preparation and monitoring instruments, which are primarily used with various types of optical and mass spectrometers to analyze the chemical makeup of samples. The Company markets and sells these platforms primarily throughout North America, Europe and the Pacific Rim.

    PRINCIPLES OF CONSOLIDATION.

    The consolidated financial statements include the accounts of Transgenomic, Inc. and its wholly-owned subsidiaries Transgenomic, Ltd. (fka CETAC Technologies, Ltd.), which provides sales and customer support outside the United States and Transgenomic St. Thomas, Inc., which is organized as a foreign sales corporation. All material intercompany balances and transactions have been eliminated. On July 1, 1997 the Company merged with CETAC Holding Company, Inc. in a 1000 to 1 stock exchange. Before and after the merger, the companies had identical ownership structures. Accordingly, this transaction was between companies under common control and was accounted for similar to a pooling of interests. The Company had no assets, liabilities or operations prior to its merger with CETAC Holding Company, Inc.

    SALES AND DISTRIBUTION STRATEGY.

    The Company sells its products in three major ways:

    1) DIRECT-The Company serves the United States market through direct sales efforts from the Company headquarters in Omaha. The Company has direct salespeople strategically located to cover all sections of the United States and Europe.

    2) DISTRIBUTORS-The Company also sells its products to distributors in its major European and Pacific Rim markets.

    3) ORIGINAL EQUIPMENT MANUFACTURERS (OEM)-The Company sells its sample preparation and monitoring instruments to major ICP (intra-coupled plasma) spectrometer manufacturers and their authorized representatives.

    The Company has sales offices in the United States, United Kingdom and Japan. These offices function mainly as service and support centers and also as sales resources for OEM and distributor customers in Europe.

    CASH AND CASH EQUIVALENTS.

    For purposes of reporting cash flows, cash and cash equivalents include cash and temporary investments with maturities at acquisition of three months or less.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTS RECEIVABLE.

    Accounts receivable are shown net of allowance for doubtful accounts of $561,645 and $160,593 in 1998 and 1999, respectively. Payment terms generally are 30 or 60 days. The Company has also provided extended payment terms to some of its customers. Accounts receivable balances subject to extended terms were approximately $59,000 as of December 31, 1998 and $216,000 as of December 31, 1999. Balances due more than one year from the balance sheet date were approximately $0 and $77,000, respectively.

    INVENTORIES.

    Inventories are stated at the lower of cost (first-in, first-out method) or market. The Company has certain finished goods inventory it provides as demonstration units to potential customers for evaluation, as well as to certain universities and original equipment manufacturers for testing and demonstration. All demonstration units are held for resale and included in inventory at the lower of cost or market. Demonstration inventory that is greater than one year old and remains held for resale is reclassified from current assets to long-term assets and carried at the lower of cost or market. If the instrument is not purchased by the customer or institution, it is retrieved, and, if necessary, reconditioned for sale. Demonstration inventory is evaluated for impairment based on its physical condition and technological status. No impairment loss has been recognized to date. At the time these instruments no longer are held for resale and will be used for in-house testing and analysis, they are transferred from inventory to property at the lower of cost or market and depreciated. Demonstration equipment included in property and equipment is used for research and development and training.

    PROPERTY AND EQUIPMENT.

    Property and equipment are carried at cost. Depreciation and amortization are computed by the straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

Furniture and fixtures......................................  5 to 7 years
Production equipment........................................  5 to 7 years
Computer equipment..........................................       5 years
Research and development equipment..........................  3 to 5 years
Demonstration equipment.....................................  3 to 5 years

    GOODWILL.

    Goodwill arising from the excess of cost over the fair value of net assets at dates of acquisition is being amortized using the straight-line method over 15 years.

    IMPAIRMENT OF LONG-LIVED ASSETS.

    The Company assesses the recoverability of long-lived assets held for use, including certain intangible assets and goodwill, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, if the sum of the expected cash flows (undiscounted and without interest) resulting from the use of the asset are less than the carrying

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amount, an impairment loss is recognized based on the difference between the carrying amount and the fair value of the assets. No impairment loss has been recognized to date.

    OTHER ASSETS.

    Other assets include patents, capitalized software and intellectual property. The Company capitalizes the external and in-house legal costs and filing fees associated with obtaining patents on its new discoveries and amortizes these costs using the straight-line method over the shorter of the legal life of the patent or its economic life, generally 17 years, beginning on the date the patent is issued.

    The Company develops software as an integral component of its instruments. The Company capitalizes software development costs, which include purchased software and direct labor, after technological feasibility for the software has been established. After the software is ready for general release, the Company ceases capitalization of software development costs. The software is amortized over the estimated life of the product, generally three years. Intellectual property, which is purchased technology, is recorded at cost and is amortized over its estimated useful life of between 5 and 10 years.

    DEFERRED FINANCING COSTS.

    Deferred financing costs are amortized over the term of the related financing using the effective interest method.

    STOCK BASED COMPENSATION.

    The Company accounts for its employee stock option grants under the provisions of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, which utilizes the intrinsic value method. Accordingly, compensation cost for stock options is measured as the excess, if any, of the deemed fair market value of the Company's common stock at the date of grant over the stock option exercise price. Stock option grants to nonemployees are accounted for using the fair value method of accounting in accordance with Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION using the Black-Scholes model and volatility factors for comparable public companies.

    UNEARNED COMPENSATION.

    Unearned compensation represents the unamortized difference between the option exercise price and the deemed fair market value of the Company's common stock at the option grant date, for options issued under the Company's Stock Option Plan (Note L). The unearned compensation is charged to operations over the vesting period of the respective options.

    INCOME TAXES.

    Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION.

    Sales of products are recorded based on receipt of an unconditional customer order and shipment of product. The Company's sales terms do not provide for the right of return unless the product is damaged or defective. Installation and training revenues are deferred and recognized when earned.

    RESEARCH AND DEVELOPMENT.

    Research and development costs are charged to expense when incurred.

    TRANSLATION OF FOREIGN CURRENCY.

    Financial statements of subsidiaries outside the U.S. are measured using the local currency as the functional currency. The adjustments to translate those amounts into U.S. dollars are accumulated in a separate account in stockholders' equity and are included in other comprehensive income. Foreign currency transaction gains or losses resulting from changes in currency exchange rates are included in the determination of net income. For the periods presented, foreign currency transaction adjustments were not significant.

    COMPREHENSIVE INCOME.

    Comprehensive income for all periods presented consists of net income and foreign currency translation adjustments. The Company deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting its investments in a foreign currency to U.S. dollars. There were no reclassification adjustments to be reported in the periods presented.

    FAIR VALUE OF FINANCIAL INSTRUMENTS.

    The estimated fair value of receivables, accounts payable, and short-term and long-term notes payable approximate the carrying values. The carrying value of receivables and accounts payable approximate fair value based on their short-term nature. The estimated fair value amounts for short-term and long-term debt were determined using rates that are currently available for issuances of debt with similar terms and maturities.

    EARNINGS PER SHARE.

    Basic earnings per share are calculated based on the weighted-average number of common shares outstanding during each period. Diluted earnings per share include shares issuable upon exercise of outstanding stock options and warrants or conversion of convertible notes, where dilutive. Potentially dilutive securities have been excluded from the computation of diluted earnings per share as they have an antidilutive effect due to the Company's net loss. Weighted-average shares outstanding reflects the 1,000 to 1 stock exchange which occurred on July 1, 1997, in connection with the merger of Transgenomic, Inc. and CETAC Holding Company, as if such exchange occurred at the beginning of the earliest period presented.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING PRONOUNCEMENTS.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, (SFAS No. 133). This statement, which is effective for fiscal years beginning after June 15, 2000, requires the recognition of all derivative financial instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. Management is in the process of determining the effect, if any, SFAS No. 133 will have on the Company's financial statements.

    In 1999, the Company adopted Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, (SOP 98-1) which, on a prospective basis, revised the accounting for software development costs. SOP 98-1 requires the capitalization of certain costs related to internal use software once certain criteria have been met. The adoption of this statement did not have a material impact on the Company's financial statements.

    USE OF ESTIMATES.

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS.

    Certain reclassifications have been made to the 1997 and 1998 financial statements to conform with the 1999 presentation.

B. ACQUISITION

    On January 26, 1999, the Company, through its UK subsidiary, acquired substantially all of the assets of Kramel Biotech International, Limited (Kramel) for approximately $187,000 in cash and the assumption of approximately $135,000 in liabilities of Kramel, and entered into employment agreements with the two principals. Kramel manufactures laboratory consumables used in the field of molecular biology. The acquisition was accounted for as a purchase and resulted in goodwill of approximately $66,000. All identifiable assets acquired and liabilities assumed were allocated a portion of the cost, equal to their fair values. Kramel's results of operations have been included in the accompanying statements of operations subsequent to the date of acquisition.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

C. INVENTORIES

    At December 31, 1998 and 1999 inventories consist of the following:

                                                          1998         1999
                                                       ----------   ----------
Finished goods.......................................  $  257,173   $  157,216
Raw materials and work in process....................   2,295,336    2,786,958
Demonstration inventory..............................   1,631,000    3,098,851
                                                       ----------   ----------
                                                        4,183,509    6,043,025
Less long-term demonstration inventory...............    (819,538)  (2,124,159)
                                                       ----------   ----------
                                                       $3,363,971   $3,918,866
                                                       ==========   ==========

    During 1997, 1998 and 1999, the Company reclassified demonstration inventory of $22,914, $9,096 and $41,090, respectively, to property and equipment.

D. OTHER ASSETS

    At December 31, 1998 and 1999, other assets consist of the following:

                                                 1998                                    1999
                                 -------------------------------------   -------------------------------------
                                              ACCUMULATED    NET BOOK                 ACCUMULATED    NET BOOK
                                    COST        RESERVE       VALUE         COST        RESERVE       VALUE
                                 ----------   -----------   ----------   ----------   -----------   ----------
Deferred income taxes..........  $1,839,000     $     --    $1,839,000   $  180,000   $       --    $  180,000
Goodwill.......................     843,446      235,435       608,011      909,492      306,463       603,029
Intellectual property..........     534,852      160,455       374,397    2,534,852      447,273     2,087,579
Patents........................     815,934        8,010       807,924    1,076,384       21,107     1,055,277
Software.......................     369,678      118,558       251,120      503,730      227,079       276,651
Other..........................     309,103      101,615       207,488      160,954           --       160,954
                                 ----------     --------    ----------   ----------   ----------    ----------
    Total......................  $4,712,013     $624,073    $4,087,940   $5,365,412   $1,001,922    $4,363,490
                                 ==========     ========    ==========   ==========   ==========    ==========

E. NOTE PAYABLE-BANK

    At December 31, 1998 and 1999, note payable-bank consisted of borrowings in the amounts of $3,150,000 and $4,340,000, respectively, against a revolving line of credit of $5,000,000. The note carries an interest rate equal to the national prime. The interest is payable monthly. The interest rate at December 31, 1998 and 1999 was 7.75% and 8.50%, respectively. The line matures July 31, 2000. Substantially all of the Company's assets and certain life insurance policies are pledged as collateral on this note payable. The loan contains certain restrictive covenants that the Company must comply with on a quarterly basis. Such covenants include a prohibition on the payment of dividends, the purchase of its stock, and the redemption of stock options and warrants, among other things, without the written agreement of the lender. As of December 31, 1999, the Company was not in compliance with these covenants. However, a waiver was obtained from the bank for the covenant violations as of December 31, 1999, which is effective until March 31, 2000. The financial covenants for which the Company was not in compliance were as follows: to maintain no less than $8.25 million of tangible net worth; to maintain a maximum debt to tangible net worth ratio of not more than 1.2 to 1; to maintain a

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

E. NOTE PAYABLE-BANK (CONTINUED)
minimum working capital of $4.25 million; and to restrict the purchase or lease of fixed assets to an amount that does not exceed the depreciation taken in the Company's fiscal year.

F. NOTES PAYABLE-OTHER

    Notes payable-other at December 31, 1998 and 1999 consists of the following:

                                                           1998        1999
                                                        ----------   --------
Installment note payable to a bank maturing on
  December 1, 2000; payable in monthly installments of
  $15,618, which includes interest of 9.0%;
  collateralized by all equipment and furnishings.....  $  342,194   $179,711
Installment note payable to a bank maturing on August
  13, 2001; payable in monthly installments of $15,123
  which includes interest of 9.0%; collateralized by
  all equipment and furnishings.......................     429,516    280,436
Note payable to a living trust, payable in monthly
  installments of $11,000 including interest at 5.33%
  per year, due March 1, 2000 secured by certain
  assets of the Company's California division.........     355,164    236,535
                                                        ----------   --------
Total notes payable-other.............................   1,126,874    696,682
Less current portion..................................     432,338    579,724
                                                        ----------   --------
Notes payable-other excluding current portion.........  $  694,536   $116,958
                                                        ==========   ========

    Aggregate maturities of notes payable-other at December 31, 1999 consist of the following:

YEAR ENDING DECEMBER 31,
2000........................................................  $579,724
2001........................................................   116,958
                                                              --------
                                                              $696,682
                                                              ========

    In connection with certain installment notes payable to a bank, the Company must comply with certain restrictive covenants on an annual basis. As of December 31, 1999, the Company was not in compliance with these covenants. However, a waiver was obtained from the bank for the covenant violations as of December 31, 1999, which is effective until December 31, 2000. The financial covenants for which the Company was not in compliance were as follows: to make no payments to subsidiaries; to maintain debt service coverage, defined as net profit plus depreciation, of at least $470,000; and to not incur an operating loss.

G. CONVERTIBLE NOTES PAYABLE

    On March 23, 1999, the Company received approximately $11.4 million of net proceeds from the placement of $12 million aggregate principal amount 6% convertible notes due March 25, 2002. Interest on the notes compounds at 6% per annum until maturity or a Designated Offering (as

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

G. CONVERTIBLE NOTES PAYABLE (CONTINUED) defined) ("Offering") and either will be payable in cash upon repayment of the note at or after the maturity date, or if elected upon the completion of an Offering all accrued and unpaid interest shall be converted into shares of common stock. The interest after an Offering shall be reduced to 3.6%, and shall become due for the remainder of the term through the maturity date at the time of an Offering.

    The holder shall have the right to convert the principal amounts due under these notes into shares of the Company's common stock at any time. If the Company completes an Offering prior to September 25, 2000, the conversion price shall be either the lesser of $5.00 per share or 50% of the per share offering price. If the Offering is completed between September 25, 2000 and the maturity date, the conversion price shall be the lesser of $5.00 per share, or between 35% and 50% of the per share offering price to the public, calculated on a declining straight-line basis, through the day on which an offering is completed. If an Offering is not completed before the maturity date, the holder may elect to convert at $5.00 per share but the price will be adjusted to 35% of the Offering price if less than $5.00 per share, and additional shares, if any, will be issued to reduce the conversion price to such lesser amount.

    If prior to consummation of an Offering, the Company enters into a merger, consolidation, the sale of substantially all of its assets, change of control, or the dissolution of the Company or other event causing final liquidation, the holders of the notes shall have the right to elect to either receive payment in full of all principal of the notes and accrued interest earned through date of payment, or convert all outstanding principal and unpaid interest on the notes into common stock. The holders will be entitled to receive the greater of the number of shares derived by dividing the balance due by $5.00 per share, or the number of shares having an aggregate value equal to 200% of the outstanding unpaid principal, plus all accrued interest.

    If the note holders elect not to convert the notes to stock at maturity, the Company will be required to repay all principal amounts, all accrued and unpaid interest, if any, and a redemption premium equal to 10% of the face value of the notes, which is being recognized ratably over the life of the notes. The effective interest rate, including the redemption premium, was 9.3% at December 31, 1999. The Company can require conversion after an Offering provided specific closing prices are achieved for twenty consecutive trading days.

    The notes contain numerous covenants with which the Company is in compliance.

    At December 1999, the convertible notes payable balance is comprised of the following:

Principal...................................................  $12,000,000
Accrued interest and redemption premium.....................      858,665
                                                              -----------
                                                               12,858,665

Deferred financing costs (net of accumulated amortization of
  $149,960).................................................     (437,655)
                                                              -----------
                                                              $12,421,010
                                                              ===========

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

H. LEASE COMMITMENTS

    The Company leases certain equipment, vehicles and operating facilities. The Company's leases related to its operating facilities currently expire on various dates ranging from 1999 through 2006. However, one lease allows for cancellation at either 36 or 48 months upon 60 days advanced written notice. At December 31, 1999, the future minimum lease payments required under noncancellable lease provisions are approximately $830,000 in 2000; $591,000 in 2001; $304,000 in
2002; $148,000 in 2003; $128,000 in 2004; and a total of approximately $188,000 in rental payments for the years 2005 through 2006.

    Rent expense related to all operating leases for the years ended December 31, 1997, 1998 and 1999 was approximately $441,000, $655,000 and $984,000, respectively.

I. INCOME TAXES

    The Company's provision for income taxes for the years ended December 31, 1997, 1998 and 1999 differs from the amounts determined by applying the statutory Federal income tax rate to income before income taxes for the following reasons:

                                                              1997         1998         1999
                                                           -----------   ---------   -----------
Benefit at Federal Rate..................................  $(1,239,547)  $(852,176)  $(2,747,748)

Increase (decrease) resulting from:
  State income taxes-net of federal benefit..............      (45,004)    (85,805)      (62,520)
  Intangible amortization................................       46,804      39,020        42,925
  Research and development tax credit....................      (15,319)    (23,534)      (54,231)
  Meals and entertainment................................       16,999      27,037        38,687
  Other-net..............................................         (121)    (34,549)       37,160
  Valuation allowance....................................           --          --     4,491,000
                                                           -----------   ---------   -----------
Total income tax expense (benefit).......................  $(1,236,188)  $(930,007)  $ 1,745,273
                                                           ===========   =========   ===========

    The Company's deferred income tax asset at December 31, 1998 and 1999 is comprised of the following temporary differences:

                                                          1998         1999
                                                       ----------   ----------
Net operating loss carryforward......................  $1,497,000   $4,289,000
Allowance for doubtful accounts......................     221,000       60,000
Fixed asset depreciation.............................     121,000      124,000
Accrued vacation.....................................     114,000      137,000
Intellectual property amortization...................          --       61,000
                                                       ----------   ----------
                                                        1,953,000    4,671,000
Less valuation allowance.............................          --   (4,491,000)
                                                       ----------   ----------
                                                       $1,953,000   $  180,000
                                                       ==========   ==========

    At December 31, 1999, the Company has unused tax net operating loss carryforwards of approximately $2,106,000 which expire in 2012, $1,828,000 which expire in 2018 and $7,638,000 which

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

I. INCOME TAXES (CONTINUED)
will expire in 2019. Additionally, at December 31, 1999, the Company has unused general business credits earned primarily through increased research expenditures of approximately $131,000. These credits expire at various times between 2010 and 2019. The Company's management believes that it is more likely than not that the deferred tax asset of $180,000 will be realized through the sale of the business discussed in Note R. A valuation allowance has been provided in 1999 for the remaining deferred tax assets, due to the Company's cumulative losses in recent years, expected losses in future years and an inability to utilize any additional losses as carrybacks. The Company will continue to assess the recoverability of deferred tax assets and the related valuation allowance. To the extent the Company begins to generate income in future years and it is determined that such valuation allowance is no longer required, the tax benefit of the remaining deferred tax assets will be recognized at such time. At December 31, 1998, the Company's management had determined that it was more likely than not that the deferred tax asset of $1,953,000 would be realized through expected profits in future years.

J. EMPLOYEE BENEFIT PLAN

    The Company maintains an employee savings plan which allows for voluntary contributions into designated investment funds by eligible employees. The Company matches the employees' contributions at the rate of 50% on the first 6% of contributions. The Company may at the discretion of its Board of Directors, make additional contributions on behalf of the Plan's participants. Company contributions were $92,733, $117,923 and $174,973 for the years ended December 31, 1997, 1998 and 1999, respectively.

K. STOCKHOLDERS' EQUITY

    PRIVATE PLACEMENT

    The Company issued 2,000,000 shares of the Company's common stock, par value $.01 per share (the "Stock"), at a price of $5.00 per share in a private placement during 1997 and 1998 for net proceeds of $1,623,869 and $7,300,059, respectively. A total of 1,524,500 shares of the 2,000,000 shares of common stock were placed by Placement Agents pursuant to selling agent agreements. A 9% commission was paid to each Placement Agent on all sales of the common stock made by it and broker-dealers.

    The Company also issued warrants to the Placement Agents with an exercise price of $5.00 per share (subject to certain cashless exercise rights) which will have terms of five years expiring in 2003. Total shares eligible to be purchased through these warrants were 152,450 at December 31, 1999 (see Note L).

    In 1999, the Company issued convertible notes which can be converted into a minimum of 2,400,000 common shares (see Note G).

    PREFERRED STOCK.

    The Company's Board of Directors is authorized to issue up to 15,000,000 shares of preferred stock in one or more series, from time to time, with such designations, powers, preferences and rights and such qualifications, limitations and restrictions as may be provided in a resolution or resolutions

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

K. STOCKHOLDERS' EQUITY (CONTINUED)
adopted by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of shares; (ii) the dividend rate, whether dividends shall be cumulative and, if so, from which date; (iii) whether shares are to be redeemable and, if so, the terms and amount of any sinking fund providing for the purchase or redemption of such shares; (iv) whether shares shall be convertible and, if so, the terms and provisions thereof; (v) what restrictions are to apply, if any, on the issue or reissue of any additional preferred stock; and (vi) whether shares have voting rights. The preferred stock may be issued with a preference over the common stock as to the payment of dividends.

    The Company has no current plans to issue any series of preferred stock. Classes of stock such as the preferred stock may be used, in certain circumstances, to create voting impediments on extraordinary corporate transactions or to frustrate persons seeking to effect a merger or otherwise to gain control of the Company. For the foregoing reasons, any preferred stock issued by the Company could have an adverse effect on the rights of the holders of the common stock.

    COMMON STOCK.

    In March 2000, the Company's Board of Directors approved an increase in the number of authorized common shares to 60,000,000, subject to the approval of the Company's stockholders.

L. STOCK OPTIONS AND WARRANTS

    The Company adopted the 1997 Stock Option Plan in June of 1997 which was last amended and restated on October 14, 1998. The Company's 1997 Stock Option Plan (the "Stock Option Plan") allows the Company to grant both incentive stock options and nonqualified stock options to acquire shares of the Company's common stock to employees and directors of the Company and to nonemployee advisors. Either incentive or non-qualified stock options may be granted to employees of the Company, but only nonqualified stock options may be granted to nonemployee directors and advisors. The maximum number of shares for which options may be granted under the Stock Option Plan is 4,000,000. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee") which has the authority to set the number, exercise price, term and vesting provisions of the options granted under the Stock Option Plan, subject to the terms thereof. The options must be granted at exercise prices not less than the fair market value of the common stock on the date of the grant. Generally, the stock options vest at a rate of 20% per year over a five year period and expire 10 years after the date the option was granted. If the option holder ceases to be employed by the Company, the Company will have the right to terminate any outstanding but unexercised options. In March 2000, the Company's Board of Directors approved an amendment to the Stock Option Plan to increase the number of shares for which options can be granted to 6,000,000, subject to the approval of the Company's stockholders.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

L. STOCK OPTIONS AND WARRANTS (CONTINUED)
    The following table summarizes activity under the Stock Option Plan during the three years ended December 31, 1999:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                           NUMBER OF   EXERCISE
                                                            OPTIONS     PRICE
                                                           ---------   --------
Balance at Inception (June 1997):........................         --     $ --
  Granted................................................  1,515,000     5.00
  Exercised..............................................         --       --
  Canceled...............................................         --       --
                                                           ---------
Balance at December 31, 1997:............................  1,515,000     5.00
  Granted................................................  1,690,250     5.00
  Exercised..............................................         --       --
  Canceled...............................................         --       --
                                                           ---------
Balance at December 31, 1998:............................  3,205,250     5.00
  Granted................................................    590,250     5.00
  Exercised..............................................         --       --
  Canceled...............................................   (257,750)    5.00
                                                           ---------
Balance at December 31, 1999.............................  3,537,750
                                                           =========
Exercisable at December 31, 1999.........................  2,028,650
                                                           =========

    The weighted average fair value of options granted in 1997, 1998 and 1999 was $1.34, $1.02 and $1.00, respectively. At December 31, 1999, the weighted average remaining contractual life of options outstanding was 8.4 years.

    In 1997, the Company granted options to purchase 1.5 million shares at $5.00 per share to an officer of the Company which are fully vested and exercisable at December 31, 1997 and expire in 2007. The Company has also granted options to purchase shares of common stock with an aggregate fixed cost of $75,000 to a member of the Company's Board of Directors at an exercise price which is the lower of (a) $5.00 per share for 15,000 shares or (b) 50% of the price per share at which the Company offers common stock in an initial public offering, of which 66.67% of the shares are vested and exercisable at December 31, 1999. The remaining options issued in 1997 vest over two years and expire in 2002.

    The Company has elected to follow the measurement provisions of Accounting Principles Board Opinion No. 25, under which no recognition of expense is required in accounting for stock options granted to employees for which the exercise price equals or exceeds the deemed fair market value of the stock at the grant date. In those cases where options have been granted with an exercise price below the deemed fair market value, the Company recognizes compensation expense using the straight-line method over the vesting periods of the individual stock options. During December 1999, the Company recorded unearned compensation of $112,500 for options granted with exercise prices less than the deemed fair market value at the date of grant.

    Pro forma information regarding net income and income per share is required by Statement of Financial Accounting Standard No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, (SFAS No. 123)

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

L. STOCK OPTIONS AND WARRANTS (CONTINUED) assuming the Company accounted for its employee stock options using the fair value method. The fair value of each stock option granted is estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for options granted in 1997, 1998 and 1999, respectively: no common stock dividends, risk-free interest rates ranging from 5.44% and 5.74% to 6.33% and 5.51% to 6.13%; no volatility (prior to becoming a public company); and an expected option life of five years. Pro forma net income and income per share assuming compensation expense for the Stock Option Plan had been determined under SFAS No. 123, are as follows:

                                            1997          1998          1999
                                         -----------   -----------   -----------
Net Loss:
  As reported..........................  $(2,409,539)  $(1,576,393)  $(9,826,886)
  Pro forma............................   (4,421,148)   (1,662,641)   (9,974,172)

Basic and diluted loss per share:
  As reported..........................        (0.22)        (0.13)        (0.76)
  Pro forma............................        (0.40)        (0.14)        (0.77)

    In the first quarter of fiscal 2000, the Company granted 212,500 options, including 72,000 options with exercise prices at $5.00 per share and will record unearned compensation in connection with these grants.

    During 1998, the Company issued warrants to purchase 152,450 shares of common stock pursuant to placement agent agreements (see Note K). On December 16, 1997, the Company issued a warrant to purchase 300,000 shares of common stock pursuant to a Securities Purchase Agreement (see Note M).

M. RELATED PARTY TRANSACTIONS

    CT PARTNERS.

    The Company and CT Partners were related parties through common ownership. The Company provided research and development services for CT Partners at cost. The cost of these services amounted to $650,782 and $318,800 for the years ended December 31, 1996 and 1997, respectively. There were no research and development services provided subsequent to 1997 as the technology involved was fully developed. These amounts are included in note receivable-related party, along with accrued interest and administration fees of $116,349 at December 31, 1998. The Company also performs contract research and development services for unaffiliated entities.

    On June 27, 1997 the Company entered into a royalty agreement with CT Partners in which the Company received an exclusive license to manufacture and market a miniature solid-state optical spectrometer developed by CT Partners. This agreement was amended on December 1, 1997. Under the terms of the amended royalty agreement, the Company would pay a royalty to CT Partners equal to a maximum of $6.5 million. The first $1.5 million would be paid upon achieving $3 million in sales of products employing the licensed technology or from a sale of the technology. Subsequent royalty payments would equal 10% of gross revenues received by the Company from the licensed technology, payable quarterly. At December 31, 1998, CT Partners owed the Company $1,085,931 for contract research and development expenses incurred in connection with this agreement.

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

M. RELATED PARTY TRANSACTIONS (CONTINUED)
    In June 1999, the Company and CT Partners entered into an Asset Purchase Agreement whereby the parties terminated the royalty agreement and the Company purchased all intellectual property previously developed for CT Partners for $2 million in cash, less the outstanding note receivable of $1,085,931 and certain related expenses. The Company is amortizing the intellectual property over 5 years.

    SECURITIES PURCHASE AGREEMENT.

    On December 16, 1997, the Company entered into a Securities Purchase Agreement with a private investor who subsequently was elected as a director of the Company, pursuant to which the private investor purchased from the Company a secured promissory note in the principal amount of $1,500,000 (the "$1,500,000 Note") and a warrant to purchase 300,000 shares of common stock (the "300,000 Share Warrant"), subject to adjustment. The agreement allowed the purchase of additional debt securities from the Company. In February 1998, the Company was informed, as allowed by the agreement, that no additional debt securities would be purchased. Therefore, in accordance with the terms of the agreement, in 1998 the Company paid the $1,500,000 Note plus interest and other agreed-to expenses. The private investor is no longer a director of the Company.

    The 300,000 Share Warrant entitles the holder to acquire 300,000 shares of common stock at the lower of (a) $5.00 per share or (b) 50% of the price per share at which the Company offers common stock in an initial public offering. The 300,000 Share Warrant will expire if it has not been exercised on or before the Company's initial public offering. The warrants were valued at $82,117 at December 31, 1997 using the Black-Scholes pricing model with the following assumptions: no common stock dividends, risk free interest rate of 5.71%; expected life of 12 months; and no volatility. These warrants were completely amortized as of December 31, 1998.

N. COMMITMENTS AND CONTINGENCIES

    The Company is not a party to any material legal proceedings.

    In May 1998, the Company elected to self-insure the majority of its employees' health care coverage with lifetime coverage up to $2,000,000 and $5,000,000 per person at December 31, 1998 and 1999, respectively. In place are reinsurance policies limiting losses for any individual within the plan of $10,000 per year, and a total company aggregate stop-loss limit at December 31, 1999 of approximately $282,000, with coverage up to $2,282,000 of aggregated total claims. Based on estimated claims and the reinsurance in place, management believes the costs are reasonably estimated in the financial statements.

O. SALES AND PRODUCT INFORMATION

    The Company believes it is advantageous to operate on a fully integrated basis in one operating segment. Accordingly, management of the Company evaluates performance and determines the allocation of resources on an entity-wide basis. There are no material long-lived assets held outside the

                      TRANSGENOMIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 (CONTINUED)

O. SALES AND PRODUCT INFORMATION (CONTINUED)
United States. The following is supplemental information for net sales by geographic area and product group:

                                           1997          1998          1999
                                        -----------   -----------   -----------
Sales by Geographic Area:
  United States.......................  $ 6,435,359   $10,214,962   $10,001,539
  Europe..............................    3,009,936     6,248,695     9,286,394
  Pacific Rim.........................    1,620,735     1,704,190     2,992,099
  Other...............................      510,647       767,593       754,922
                                        -----------   -----------   -----------
Total.................................  $11,576,677   $18,935,440   $23,034,954
                                        ===========   ===========   ===========
Sales by Product Group:
  Bio-Systems.........................  $   295,000   $ 5,460,684   $11,218,887
  Bio-Consumables.....................        2,275       209,814     1,435,702
  Scientific Instruments..............    9,410,072    11,496,105     8,794,165
  Other Consumables...................    1,869,330     1,768,837     1,586,200
                                        -----------   -----------   -----------
Total.................................  $11,576,677   $18,935,440   $23,034,954
                                        ===========   ===========   ===========

P. SUPPLEMENTAL CASH FLOW INFORMATION

                                                     1997       1998        1999
                                                   --------   --------   ----------
Noncash investing and financing activities:
  Exchange of note receivable for intellectual
    property.....................................  $    --      $ --     $1,085,931
  Liabilities assumed in connection with business
    acquisitions.................................  $    --      $ --     $  135,333
  Reduction of equity and increase in other
    accrued expenses for redemption of preferred
    stock and preferred stock dividends..........  $52,161        --             --

Q. ALLOWANCE FOR DOUBTFUL ACCOUNTS

    The following is a summary of activity for the allowance for doubtful acounts during each of the three years ended December 31, 1999:

                                                                 ADDITIONAL
                                                     BEGINNING    CHARGES      DEDUCTIONS     ENDING
                                                      BALANCE    TO INCOME    FROM RESERVE   BALANCE
                                                     ---------   ----------   ------------   --------
Year Ended December 31, 1997.......................   $    --     $102,495      $  (2,495)   $100,000
Year Ended December 31, 1998.......................   100,000      462,698         (1,053)    561,645
Year Ended December 31, 1999.......................   561,645      121,609       (522,661)    160,593

R. SUBSEQUENT EVENTS

    On March 7, 2000, the Company signed a letter of intent for the sale of the assets of its non-life sciences instrument product line to a director of the Company for $6,000,000, of which $5,000,000 will be paid in cash and $1,000,000 will be paid with an interest-bearing promissory note due on March 31, 2001. The non-life science instrument product line contributed revenues of $8,794,165 in 1999. The Company expects this transaction to close on March 31, 2000, subject to the approval of the Company's stockholders.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma statement of operations for the nine months ended September 30, 2000 and the year ended December 31, 1999 reflects the sale of assets related to our non-life sciences instrument product line on May 19, 2000 as if the sale had occurred on January 1, 1999.

    The unaudited pro forma statements of operations reflects all adjustments necessary in the opinion of the Company's management (consisting only of normal recurring adjustments) for a fair presentation of such data.

    The unaudited financial data are intended for informational purposes only and are not intended to be indicative of our results of operations had this transaction occurred on the dates specified, nor is it indicative of our future results of operations.

    The unaudited pro forma financial data, including notes thereto, should be read in conjunction with our historical consolidated financial statements, including notes thereto, appearing elsewhere in this Prospectus.

                               TRANSGENOMIC, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                          ADJUSTMENTS
                                                                          FOR SALE OF
                                                                           NON-LIFE
                                                                           SCIENCES
                                                                THE       INSTRUMENT              THE
                                                              COMPANY       PRODUCT             COMPANY
                                                                (1)          LINE              PRO FORMA
                                                            -----------   -----------         -----------
NET SALES.................................................  $18,785,721   $2,170,674 (2a)     $16,615,047
COST OF GOODS SOLD........................................    9,401,352    1,432,955 (2a,b)     7,968,397
                                                            -----------   ----------          -----------
    Gross profit..........................................    9,384,369      737,719            8,646,650
OPERATING EXPENSES
  Selling, general and administrative.....................   10,362,474      415,323 (2b,c)     9,947,151
  Research and development................................    5,650,088      419,222 (2b)       5,230,866
  Stock based compensation expense........................      791,327      573,600 (2c)         217,727
                                                            -----------   ----------          -----------
                                                             16,803,889    1,408,145           15,395,744
                                                            -----------   ----------          -----------
LOSS FROM OPERATIONS......................................   (7,419,520)    (670,426)          (6,749,094)
OTHER INCOME (EXPENSE)....................................     (869,293)          --             (869,293)
                                                            -----------   ----------          -----------
LOSS BEFORE INCOME TAXES..................................   (8,288,813)    (670,426)          (7,618,387)
INCOME TAX EXPENSE........................................           --           --                   --
                                                            -----------   ----------          -----------
NET LOSS..................................................  $(8,288,813)  $ (670,426)         $(7,618,387)
                                                            ===========   ==========          ===========
BASIC AND DILUTED LOSS PER SHARE..........................  $     (0.55)                      $     (0.51)
                                                            ===========                       ===========
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING.....   15,021,504                        15,021,504
                                                            ===========                       ===========

            SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION.

                               TRANSGENOMIC, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                         ADJUSTMENTS
                                                                         FOR SALE OF
                                                                          NON-LIFE
                                                                          SCIENCES
                                                               THE       INSTRUMENT              THE
                                                             COMPANY       PRODUCT             COMPANY
                                                               (1)          LINE              PRO FORMA
                                                           -----------   -----------         ------------
NET SALES................................................  $23,034,954   $8,794,165 (2a)     $ 14,240,789
COST OF GOODS SOLD.......................................   12,090,036    4,924,757 (2a,b)      7,165,279
                                                           -----------   ----------          ------------
    Gross profit.........................................   10,944,918    3,869,408             7,075,510
OPERATING EXPENSES
  General and administrative.............................    3,771,663      236,808 (2b,c)      3,534,855
  Marketing and sales....................................    7,759,997    1,610,369 (2b)        6,149,628
  Research and development...............................    6,296,859    1,728,827 (2b)        4,568,032
                                                           -----------   ----------          ------------
                                                            17,828,519    3,576,004            14,252,515
                                                           -----------   ----------          ------------
LOSS FROM OPERATIONS.....................................   (6,883,601)     293,404            (7,177,005)
OTHER INCOME (EXPENSE)
  Interest expense, net..................................   (1,198,378)          --            (1,198,378)
  Other, net.............................................          366           --                   366
                                                           -----------   ----------          ------------
                                                            (1,198,012)          --            (1,198,012)
                                                           -----------   ----------          ------------
LOSS BEFORE INCOME TAXES.................................   (8,081,613)     293,404            (8,375,017)
INCOME TAX EXPENSE.......................................    1,745,273           --             1,745,273
                                                           -----------   ----------          ------------
NET LOSS.................................................  $(9,826,886)  $  293,404          $(10,120,290)
                                                           ===========   ==========          ============
BASIC AND DILUTED LOSS PER SHARE.........................  $     (0.76)                      $      (0.78)
                                                           ===========                       ============
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING....   13,000,000                         13,000,000
                                                           ===========                       ============

            SEE NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

    On May 19, 2000, we sold the assets related to our non-life sciences instrument product line to a company controlled by Stephen F. Dwyer, a director and a principal stockholder of ours, for a total adjusted purchase price of $5.65 million plus reimbursement by the buyer of expenses paid by us since
March 31, 2000 in connection with this product line. Approximately $3,650,000 was paid in cash at the closing and $2,000,000 was paid with an interest-bearing promissory note due on December 30, 2000. The note bears interest at 8.75% per annum. The purchaser financed the cash portion of the purchase price plus initial working capital needs with borrowings of approximately $4.6 million obtained from a bank. We acquired the notes evidencing these loans from the bank upon closing of our initial public offering by paying to the bank an amount equal to the entire principal balance of the notes plus accrued and unpaid interest. Mr. Dwyer has pledged 1,200,000 shares of our common stock owned by him as security for the acquired notes. All of these shares are in an escrow account as security for the notes. We anticipate that we will exercise our right to cause the shares to be sold in order to pay principal and interest on the acquired notes when due, subject to a 180-day lock-up agreement. The acquired notes mature on December 30, 2000 and bear interest at a rate of 8.75% per annum. The unaudited pro forma statement of operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 reflects this sale, as if it had occurred on January 1, 1999. The unaudited pro forma financial data are based on the following:

1.  Our historical consolidated financial statements.

2. The pro forma statement of operations adjustments for the sale of the assets relating to our non-life sciences instrument product line are as follows:

    a. Elimination of the actual historical revenues and direct cost of goods sold.

    b. Elimination of indirect manufacturing and operating expenses. The elimination of these expenses for the year ended December 31, 1999 is based on an allocation of each department's expenses based on the ratio of actual life-sciences and non-life sciences individual employees' wages for each department in proportion to such department's total wages. Our management believes such method is reasonable. The elimination for the nine months ended September 30, 2000 is based on actual department expenses.

    c. An increase in general and administrative expenses to reflect $200,000 and $50,000 of anticipated increased rental costs for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively, which will be incurred by us as a result of the sale of the assets relating to our non-life sciences instrument product line. We will be required to relocate to a separate facility subsequent to the sale. A decrease in general and administrative costs to eliminate $573,600 of non-recurring compensation costs incurred in connection with the acceleration of vesting of employee options in connection with the sale of the assets relating to our non-life sciences instruments product line.

    d. No tax adjustment has been made due to our current net operating loss position.

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                                3,195,047 SHARES


                                     [LOGO]

                                  COMMON STOCK

                                ---------------
                                   PROSPECTUS
                               ------------------

                              --------------------

                                JANUARY 15, 2001

                              --------------------

    YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON SHARES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

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                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16:  EXHIBITS AND FINANCIAL STATEMENTS; SCHEDULES


(a)  Exhibits.


    2  Asset Purchase Agreement, dated May 16, 2000 between the
       Registrant and SD Acquisition Inc.(2)
  3.1 Second Amended and Restated Certificate of Incorporation of the Registrant (2)
  3.2  Bylaws of the Registrant (1)
  4.1  Form of Certificate of the Registrant's Common Stock (1)
  4.2  Form of Warrant for Purchase of Common Stock between the
       Registrant and various Placement Agents (1)
    5  Opinion of Kutak Rock LLP (3)
 10.1  Amended and Restated 1997 Stock Option Plan of the
       Registrant (1)
 10.2  1999 UK Approved Stock Option Sub Plan of the Registrant (1)
 10.3  Employment Agreement, dated April 1, 2000, between the
       Registrant and Colin J. D'Silva (1)
 10.4  Employment Agreement, dated April 1, 2000, between the
       Registrant and William P. Rasmussen (2)
 10.5  Employment Agreement, dated March 4, 2000, between the
       Registrant and Douglas T. Gjerde (1)
 10.6  Employment Agreement, dated November 16, 1998, between the
       Registrant and William B. Walker (1)
 10.7  Letter Agreement, dated February 18, 2000, between the
       Registrant and Gregory J. Duman (1)
 10.8  License Agreement, dated September 1, 1994, between
       Registrant and Professor Dr. Gunther Bonn, et. al. and
       Amendment thereto, dated March 14, 1997+ (1)
 10.9  License Agreement, dated August 20, 1997, between the
       Registrant and Leland Stanford Junior University+ (1)
10.10  Supply Agreement, dated January 1, 2000, between the
       Registrant and Hitachi Instruments+ (1)
10.11  Lease Agreement, dated November 2, 1998, between the
       Registrant and Westlake Development Company, Inc. (1)
10.12  Lease Agreement, dated May 15, 1996, between Interaction
       Chromatography Inc. and Westlake Development Co., Inc. (1)
10.13  Business Property Lease, dated April 20, 2000, between the
       Registrant and Todd Smith (2)
10.14  $6,693,772 Promissory Note, dated July 21, 2000, from SD
       Acquisition, Inc. to the Registrant (incorporated by reference to Exhibit 10.1 to Form 10-Q of the Registrant for the quarter ended September 30, 2000 (file no. 000-30975)).
   21  Subsidiaries of the Registrant (3)
 23.1  Consent of Deloitte & Touche LLP (3)
 23.2  Consent of Kutak Rock LLP (included in Exhibit 5)
   24  Powers of Attorney (3)
   27  Financial Data Schedule (3)


------------------------

(1) This Exhibit is incorporated by reference to the Registration Statement of the Registrant (Registration No. 333-32174), which was filed on March 10, 2000.

(2) This Exhibit is incorporated by reference to the Registration Statement of the Registrant (Registration No. 333-32174), as amended by Amendment 1, which amendment was filed on May 17, 2000.

(3) This Exhibit is incorporated by reference to the Registration Statement of the Registrant (Registration No. 333-51960), which was filed on December 15, 2000.


+ Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Registrant's Application Requesting Confidential Treatment under
    Rule 406 of the Securities Act.

(b) Financial Statement Schedules:


    All financial statement schedules have been omitted because the required information is included in the consolidated financial statements of the Registrant or related notes thereto.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha and State of Nebraska, on the 10th day of January, 2001.


                                                       TRANSGENOMIC, INC.

                                                       By:            /s/ COLLIN J. D'SILVA
                                                            -----------------------------------------
                                                                        Collin J. D'Silva
                                                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated as of the 10th day of January, 2001.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                /s/ COLLIN J. D'SILVA                  Chairman of the Board, Director and Chief
     -------------------------------------------         Executive Officer (Principal Executive
                  Collin J. D'Silva                      Officer)

              /s/ WILLIAM P. RASMUSSEN
     -------------------------------------------       Chief Financial Officer (Principal Financial
                William P. Rasmussen                     Officer)

                /s/ STEPHEN F. DWYER*
     -------------------------------------------       Director
                  Stephen F. Dwyer

               /s/ DOUGLAS T. GJERDE*
     -------------------------------------------       Director
              Douglas T. Gjerde, Ph.D.

                 /s/ JEFFREY SKLAR*
     -------------------------------------------       Director
             Jeffrey Sklar, M.D., Ph.D.

               /s/ ROLAND J. SANTONI*
     -------------------------------------------       Director
                  Roland J. Santoni

                /s/ GREGORY J. DUMAN*
     -------------------------------------------       Director
                  Gregory J. Duman

                  /s/ PARAG SAXENA*
     -------------------------------------------       Director
                    Parag Saxena

 *By Collin J. D'Silva, as attorney-in-fact

                 /s/ COLLIN J. D'SILVA
        --------------------------------------
                   Collin J. D'Silva
                   ATTORNEY-IN-FACT
           FOR THE INDIVIDUALS AS INDICATED.